SHARE EXCHANGE AGREEMENT
THIS SHARE EXCHANGE AGREEMENT is made effective as of the 24th day of June, 2015 (the "Execution Date").
AMONG:
EPIC STORES CORP., a company incorporated under the laws of the State of Nevada and having an address at 20805 North 19th Avenue, Phoenix, Arizona, USA 85027
(the "Target")
AND:
THE SHAREHOLDERS OF THE TARGET, as listed on Schedule A attached hereto
AND:
BE AT TV, INC., a company incorporated under the laws of the State of Nevada having an address at 8 Ridge Street, North Sydney, Australia 2060
(the "Purchaser")
WHEREAS:
A.            The Target Shareholders are, or at the Closing will be, the registered and/or beneficial owners of all of the issued and outstanding Target Shares, which will represent all of the issued and outstanding securities of the Target;
B.            The Purchaser has made an offer to issue an aggregate of 47,903,927 Consideration Shares and 2,721,153 Consideration Warrants (on a pre-Purchaser Consolidation basis) to the Target Shareholders as consideration for the acquisition by the Purchaser of all of the issued and outstanding Target Shares as at the Closing;
C.            Upon the terms and subject to the conditions set forth in this Agreement, the Target Shareholders have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Target Shareholders, all of the Target Shareholders' legal and beneficial interest in the Target Shares, such that, at Closing, the Target will become a wholly-owned subsidiary of the Purchaser; and
D.            It is intended that the acquisition contemplated herein shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Code, and not subject the Target Shareholders to tax liability under the Code.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Target, the Target Shareholders and the Purchaser (each, a "Party" and, together, the "Parties") covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1            Definitions
In this Agreement the following words and phrases will have the following meanings:
"Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer, proposal, expression of interest, or inquiry, whether oral or written, from any person (other than the Purchaser or any of its Affiliates) made after the Execution Date relating to:
(a)	any direct or indirect acquisition, sale, lease, long-term supply agreement or other arrangement having the same economic effect as a sale of: (i) the assets of the Target that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of the Target; or (ii) 20% or more of any voting or equity securities of the Target;
(b)	any take-over bid, tender offer or exchange offer for any class of voting or equity securities of the Target; or
(c)	a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Target;
"Affiliate" with respect to any specified Person at any time, means each Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under direct or indirect common control with, such specified Person at such time;
"Agreement" means this Share Exchange Agreement, and all of the schedules and other documents attached hereto, as it may from time to time be supplemented or amended;
"Applicable Law" means, with respect to any Person, any domestic (whether federal, state, territorial, provincial, municipal or local) or foreign statute, law, ordinance, rule, administrative interpretation, regulation, Order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the Closing, of any Governmental Body applicable to such Person or any of its Affiliates or any of their respective properties, assets, Employees, consultants or agents (in connection with such Employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates);
"Applicable Securities Laws" means all applicable securities laws in all jurisdictions relevant to the issuance of securities of the Purchaser pursuant to the terms of this Agreement;

"Associate" means with respect to any Person: (a) any other Person of which such Person is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a ten percent (10%) or more beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof;
"Bridge Loan" means the secured bridge loan in the principal amount of $750,000 advanced to the Target by a third party lender pursuant to the terms of a loan agreement dated March 18, 2015 between the Target and such lender;
"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Nevada are authorized or required by law to close;
"Certificate" has the meaning set forth in Section 2.6;
"Closing" means the closing of the Transaction pursuant to the terms of this Agreement on the Closing Date;
"Closing Date" means the date which is mutually agreed to by the Purchaser and the Target, which will not be later than June 30, 2015, or such other date as the Target and the Purchaser may mutually agree in writing;
"Code" means the Internal Revenue Code of 1986, as amended;
"Consideration Securities" means, collectively, the Consideration Shares and the Consideration Warrants;
"Consideration Shares" means the fully paid and non-assessable Purchaser Shares to be issued to the Target Shareholders at the Closing, and "Consideration Share" means any one of them;
"Consideration Warrants" means the Purchaser Warrants to be issued to the Target Shareholders in the amounts set out in Schedule A;
"Contract" means any contract, agreement, option, lease, license, commitment or other instrument of any kind, whether written or oral, to which a Person is a party on the Closing Date;
"Employee" means any current, former, or retired employee, officer or director of a Person;
"Employee Contract" refers to any employment, severance, consulting or similar Contract between an Employee and any Person;
"Employee Plan" refers to any plan, program, policy, practice, Contract or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock‑related awards, fringe benefits or other benefits of any kind, whether formal or informal, funded or unfunded, and whether or not legally binding, pursuant to which a Person has, or may have, any material Liability, contingent or otherwise;

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended;
"Execution Date" has the meaning set forth on page 1 of this Agreement;
"Family" with respect to an individual, includes: (a) the individual, (b) the individual's spouse, (c) any other natural person who is related to the individual or the individual's spouse within the second degree, and (d) any other natural person who resides with such individual;
"FINRA" means the Financial Industry Regulatory Authority;
"GAAP" means United States generally accepted accounting principles, applied on a consistent basis with prior periods;
"Governmental Body" means any:
(a)	governing body of any nation, state, county, city, town, village, district or other jurisdiction of any nature,
(b)	federal, state, provincial, local, municipal, foreign or other government,
(c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal),
(d)	multi-national organization or body, or
(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature;
"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Applicable Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, slogans, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of, and symbolized by, and all registrations, applications and renewals for, any of the foregoing, (b) internet domain names, whether or not trademarks, web addresses, web pages, websites and related content, URLs and accounts with Twitter, Facebook and other social media companies, and the content found thereon and related thereto, (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights, (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein, (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Body-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models), (f) semiconductor chips and mask works; (g) all licenses for the listed intellectual property granted to third parties; (h) all future income and proceeds from any of the listed intellectual property and from the licenses listed in (g) above; and (i) all rights to damages, royalties and profits by reason of the past, present or future infringement or other misuse of any of the listed intellectual property;

"Investor Nominee" means the nominee of the Investor Representative to the Purchaser Board from time to time;
"Investor Representative" has the meaning set forth in Section 10.2;
"Legal Requirement" means any Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Body;
"Letter of Intent" means the letter of intent dated March 2, 2015;
"Liabilities" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person;
"Lien" means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, restriction, assignment, trust or deemed trust, title defect or objection, title retention agreement, option or encumbrance of any nature or kind whatsoever, whether contractual, statutory or otherwise arising, other than: (a) statutory liens for Taxes not yet due and payable, and (b) such imperfections of title, easements and encumbrances, if any, that will not result in a Material Adverse Effect;
"Losses" means any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs or expenses, including, without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by a Person, including damages for lost profits or lost business opportunities;
"Material Contracts" means those subsisting Contracts, oral or written, entered into by the Target or any Target Predecessor, by which the Target or any Target Predecessor is bound, or to which it or its respective assets are subject, which have total payment obligations on the part of the Target or any Target Predecessor which reasonably can be expected to exceed $50,000, or are for a term of or in excess of one (1) year;
"Material Adverse Effect", when used in connection with a Person, means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), Liabilities, capitalization, ownership, financial condition or results of operations of such Person and any Affiliates thereof, other than any change, event, circumstance or effect to the extent resulting from: (a) the announcement of the execution of this Agreement and the transactions contemplated hereby, (b) changes in legal or regulatory conditions generally affecting the Target Business or the Purchaser Business, except that any such change, effect, event or occurrence will be considered in determining whether there has been, or will be, a Material Adverse Effect if the same disproportionately affects the Target, any Target Predecessor, the Purchaser, the Purchaser Business or the Target Business, or (c) changes in GAAP;

"Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of: (a) voting securities or other voting interests representing at least twenty percent (20%) of the outstanding voting power of a Person, or (b) equity securities or other equity interests representing at least twenty percent (20%) of the outstanding equity securities or equity interests in a Person;
"Milestone" has the meaning set forth in Section 10.5(a)(iii);
"Milestone Shares" has the meaning set forth in Section 10.6;
"Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator;
"Organizational Documents" means:
(a)	the certificate of incorporation, articles, bylaws or other constating documents of a Person,
(b)	any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and
(c)	any amendment to any of the foregoing;
"Person" includes an individual, sole proprietor, corporation, body corporate, partnership, joint venture, association, trust, unincorporated organization or any other entity, or any trustee, executor, administrator or other legal representative thereof;
"Premises" means those premises that have been occupied or used, or are occupied or used, by the Target in connection with the Target Business;
"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, heard by or before, or otherwise involving, any Governmental Body or arbitrator;
"Purchaser Accounting Date" means February 28, 2015;
"Purchaser Board" means the board of directors of the Purchaser;
"Purchaser Business" means the business of the Purchaser as presently conducted;
"Purchaser Consolidation" has the meaning set forth in Section 10.2;

"Purchaser Financial Statements" means the audited financial statements of the Purchaser for the years ended November 30, 2014 and 2013, and the unaudited financial statements of the Purchaser for the interim periods ended February 28, 2015 and 2014, all prepared in accordance with GAAP and audited or reviewed, as applicable, by an independent auditor registered with the Public Company Accounting Oversight Board in the United States;
"Purchaser Financing" means the offering of at least 3,538,462 Purchaser Units by the Purchaser at a price of $0.65 per Purchaser Unit to raise gross proceeds of at least $2,300,000 (including the proceeds received from the Bridge Loan), or such greater amount as may be determined by the Purchaser in its discretion;
"Purchaser Incentive Plan" means the stock option plan in a form to be mutually agreed upon by the Purchaser and the Target, acting reasonably, and to be adopted by the Purchaser on or prior to the Closing, authorizing the issuance of securities to purchase up to 10.0% of the issued and outstanding Purchaser Shares expected to be outstanding from time to time, as may be adjusted from time to time based on stock splits, consolidations, dividends and similar transactions;
"Purchaser Post-Closing Financings" has the meaning ascribed thereto in Section 10.5;
"Purchaser Subscribers" means the subscribers under the Purchaser Financing;
"Purchaser SEC Documents" has the meaning set forth in Section 3.23;
"Purchaser Share Cancellation" has the meaning ascribed thereto in Section 9.1;
"Purchaser Shares" means fully paid and non-assessable shares of common stock in the capital of the Purchaser, and "Purchaser Share" means any one of them;
"Purchaser Unit" means a unit of the Purchaser, each of which is to be comprised of one Purchaser Share and one Purchaser Warrant;
"Purchaser Warrant" means a warrant of the Purchaser;
"Regulation S" means Regulation S promulgated under the Securities Act;
"Related Party" means, with respect to a particular individual:
(a)	each other member of such individual's Family,
(b)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family,
(c)	any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest, or
(d)	any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity), and with respect to a specified Person other than an individual:
(e)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person,
(f)	any Person that holds a Material Interest in such specified Person,
(g)	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity),
(h)	any Person in which such specified Person holds a Material Interest,
(i)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity), and
(j)	any Related Person of any individual described in clause (f) or (g);
"Registration Statement" means the registration statement on Form S-1 to be filed by the Purchaser with the SEC within 90 days of Closing;
"Response Period" has the meaning set forth in Section 9.16(a)(ii);
"SEC" means the United States Securities and Exchange Commission;
"Securities Act" means the United States Securities Act of 1933, as amended;
"Superior Proposal" means any bona fide, unsolicited, written Acquisition Proposal made by a Person after the Execution Date (and not obtained in violation of Section 9.15) that relates to the acquisition of 100% of the outstanding Target Shares or substantially all of the consolidated assets of the Target, and: (a) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; (b) that, in the case of an Acquisition Proposal to acquire 100% of the outstanding Target Shares, is made available to all Target Shareholders on the same terms and conditions; (c) that is not subject to a due diligence condition; (d) that is not subject to a financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Target Board, acting in good faith, to have been obtained or is reasonably likely to be obtained; and (e) in respect of which the Target Board determines, in its good faith judgment, after consultation with its outside legal and financial advisors, that (i) failure to recommend such Acquisition Proposal to the Target Shareholders would be inconsistent with its fiduciary duties under Applicable Law; and (ii) having regard for all of its terms and conditions, such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Target Shareholders from a financial point of view than the transactions contemplated by this Agreement, after taking into account any change to the transactions contemplated by this Agreement proposed by the Purchaser;
"Target Accounting Date" means March 31, 2015;

"Target Board" means the board of directors of the Target;
"Target Business" means all business conducted by the Target and any Target Predecessor (both as at the Closing and as existed at any time prior to the Closing) at any time prior to or following the Closing;
"Target Disclosure Statement" means the disclosure statement of the Target to be signed and dated by the Target and delivered by the Target to the Purchaser: (a) on the Execution Date, and (b) at the Closing, as updated to the time of Closing;
"Target Financial Statements" means the audited financial statements of the Target for the fiscal years ended December 31, 2014 and December 31, 2013, and the unaudited financial statements for the interim periods ended March 31, 2015 and March 31, 2014, all prepared in accordance with GAAP and audited by an independent auditor registered with the Public Company Accounting Oversight Board in the United States;
"Target Predecessor" means any of Epic Stores, L.L.C., an Arizona limited liability company; Epic Stores 2 LLC, a Nevada limited liability company; Epic Stores III LLC, a Nevada limited liability company, and Epic Stores LLC, a Nevada limited liability company, and "Target Predecessors" means any two or more of them, as applicable;
"Target Shareholders" means the holders of Target Shares, as set out in Schedule A, and "Target Shareholder" means any one of them;
"Target Shares" means fully paid and non-assessable shares of common stock in the capital of the Target, and "Target Share" means any one of them;
"Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body, or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee;
"Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax;
"Termination Fee" has the meaning set forth in Section 9.17(a);
"Transaction" means, collectively: (a) the acquisition by the Purchaser of all of the Target Shares from the Target Shareholders in exchange for the issuance of the Consideration Securities to the Target Shareholders; (b) the Purchaser Financing; and (c) all other transactions contemplated by this Agreement;

"Transaction Documents" means this Agreement and any other documents necessary or reasonably required to consummate the transactions contemplated hereby;
"U.S. Person" has the meaning ascribed thereto in Regulation S; and
"Voting Agreement" has the meaning set forth in Section 9.6.
1.2            Schedules
The following are the schedules to this Agreement:
Schedule A   —      Target Shareholders and Consideration Securities
Schedule B    —      Certificate of U.S. Target Shareholder
1.3            Interpretation
For the purposes of this Agreement, except as otherwise expressly provided herein:
(a)	all references in this Agreement to a designated article, section or schedule is to the designated article, section or schedule of or to this Agreement, unless otherwise specifically stated;
(b)	the words "herein", "hereof" and "hereunder", and other words of similar import, refer to this Agreement as a whole and not to any particular article, section or schedule;
(c)	the singular of any term includes the plural and vice versa, and the use of any term is equally applicable to any gender and any Person;
(d)	the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language such as "without limitation" or "but not limited to" or other words of similar import are used with reference thereto);
(e)	all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with GAAP, applied on a consistent basis with prior periods;
(f)	except as otherwise provided, any reference to a statute includes, and is a reference to, such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;
(g)	where the phrase "to the best of the knowledge of" or phrases of similar import are used in this Agreement, it will be a requirement that the Person in respect of whom the phrase is used will have made such due enquiries as are reasonably necessary to enable such Person to make the statement or disclosure;

(h)	the headings to the articles and sections of this Agreement are inserted for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;
(i)	any reference to a corporate entity includes, and is also a reference to, any corporate entity that is a successor to such entity;
(j)	the Parties acknowledge that this Agreement is the product of arm's length negotiation among the Parties, each having obtained its own independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any Party, irrespective of which Party was responsible for drafting this Agreement;
(k)	the representations, warranties, covenants and agreements contained in this Agreement will not merge at the Closing and will continue in full force and effect from and after the Closing for the applicable period set out in this Agreement; and
(l)	unless otherwise specifically noted, all references to currency in this Agreement are to United States dollars ($). If it is necessary to convert money from another currency to United States dollars, such money will be converted using the exchange rates in effect at the date of payment.
ARTICLE 2
PURCHASE AND SALE
2.1            Purchase and Sale of Target Shares
Subject to the terms and conditions of this Agreement, the Purchaser irrevocably agrees to acquire the Target Shares from the Target Shareholders and the Target Shareholders irrevocably agree to exchange, assign and transfer the Target Shares to the Purchaser, free and clear of all Liens, on the terms and conditions herein set forth, in consideration for the issuance by the Purchaser of the Consideration Securities to the Target Shareholders, such that, at Closing, the Target will become a wholly-owned subsidiary of the Purchaser.
2.2            Consideration Securities
As consideration for the Target Shares to be acquired by the Purchaser pursuant to the terms of this Agreement, the Purchaser will allot and issue:
(a)	an aggregate of 47,903,927 Consideration Shares, on a pre-Purchaser Consolidation basis (27,083,493 Consideration Shares on a post-Purchaser Consolidation basis), to the Target Shareholders, as fully paid and non-assessable Purchaser Shares, on the basis of 1.76875 Consideration Shares for each Target Share held, and

(b)	an aggregate of 2,721,153 Consideration Warrants, on a pre-Purchaser Consolidation basis (1,538,461 Consideration Warrants on a post-Purchaser Consolidation basis), to the applicable Target Shareholders set out in Schedule A, each of which will be exercisable into one Purchaser Share at a price of $0.424 per Purchaser Share (on a pre-Purchaser Consolidation basis) for a period of three years following the Closing, all in such specific amounts as are set out opposite each Target Shareholder's name in Schedule A.
2.3            Milestone Shares
The Parties agree that 5,306,250 of the 47,903,927 Consideration Shares to be issued by the Purchaser will, at Closing, be designated as Milestone Shares and deposited into escrow in accordance with Section 10.6.
2.4            Fractional Securities
Notwithstanding any other provision of this Agreement, no fractional Consideration Securities will be issued in the Transaction. In lieu of any such fractional securities, any Target Shareholder entitled to receive a fractional amount of Consideration Securities will be entitled to have such fraction rounded down to the nearest whole number of applicable Consideration Securities, and will receive from the Purchaser a certificate representing same.
2.5            Restricted Securities
The Target Shareholders acknowledge that the Consideration Securities issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under Applicable Securities Laws, and, as a result, may not be sold, transferred or otherwise disposed of, except pursuant to an effective registration statement or prospectus, or pursuant to an exemption from, or in a transaction not subject to, the registration or prospectus requirements of Applicable Securities Laws, and in each case only in accordance with all Applicable Securities Laws.
2.6            Exemptions
The Target Shareholders acknowledge that the Purchaser has advised each Target Shareholder that it is issuing the Consideration Shares and, if applicable, the Consideration Warrants to such Target Shareholder under exemptions from the registration and prospectus requirements of Applicable Securities Laws and, as a consequence, certain protections, rights and remedies provided by Applicable Securities Laws, including statutory rights of rescission or damages, will not be available to such Target Shareholder. To evidence each Target Shareholder's eligibility for such exemptions each Target Shareholder agrees to deliver a fully completed and executed Certificate of U.S. Shareholder in the form attached hereto as Schedule B (the "Certificate"), to the Purchaser, and agrees that the representations and warranties set out in the Certificate as executed by such Target Shareholder will be true and complete as at the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE TARGET
AND THE TARGET SHAREHOLDERS
The Target and the Target Shareholders jointly and severally make the following representations to the Purchaser, as at the Effective Date and as at the Closing, and acknowledge and agree that the Purchaser is relying upon such representations and warranties, each of which is qualified in its entirety by the matters described in the Target Disclosure Statement, in connection with the execution, delivery and performance of this Agreement:
3.1            Organization and Good Standing
(a)	The Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.
(b)	The Target has full corporate power, authority and capacity to conduct its business as it has been and is presently conducted, to own, operate or use the properties and assets that it purports to own, operate or use, and to perform all of its obligations under any applicable Contracts. The Target is duly qualified to do business as a corporation and is in good standing under the laws of each state or other jurisdiction in which the failure to be so registered would be likely to result in a Material Adverse Effect on it or the Target Business.
(c)	The Target Disclosure Statement sets forth each jurisdiction in which the Target is licensed or qualified to do business, and the Target is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the respective properties and assets owned or leased by it or the operation of its respective business as currently conducted makes such licensing or qualification necessary.
3.2            Capitalization
The entire authorized and issued capital stock and other debt or equity securities of the Target is as set out in the Target Disclosure Statement. To the Target's knowledge, all of the issued and outstanding Target Shares are owned of record and beneficially by the Target Shareholders, free and clear of all Liens. All of the outstanding equity securities of the Target have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding securities of the Target were issued in violation of any Applicable Securities Laws or any other Legal Requirement. The Target does not own, or have any Contract to acquire, any equity securities or other securities of any Person, or any direct or indirect equity or ownership interest in any other business. There are no Contracts purporting to restrict the transfer of any of the issued and outstanding Target Shares or any other securities of the Target, or restricting or affecting the voting of any of the Target Shares or any other securities of the Target to which the Target or any Target Predecessor is a party, or of which the Target or any Target Shareholder is aware.

3.3            Absence of Rights to Acquire Securities
Other than as set out in this Agreement or the Target Disclosure Schedule, no Person has any Contract or right, present or future, contingent, absolute or capable of becoming a Contract, or right, or which, with the passage of time or the occurrence of any event could become a Contract or right:
(a)	to require the Target or any Target Predecessor to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in its capital;
(b)	for the issue or allotment of any unissued shares in the capital of the Target or any Target Predecessor;
(c)	to require the Target or any Target Predecessor to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of the Target or the Target Predecessor; or
(d)	to acquire the Target Shares or any of them.
3.4            Authority
The Target has all requisite power and authority to execute and deliver the Transaction Documents to be signed by it and to perform its obligations thereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Transaction Documents by the Target, and the consummation of the transactions contemplated hereby, have been duly authorized by the Target Board. No other corporate or shareholder proceedings on the part of the Target are necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Transaction Documents when executed and delivered by the Target as contemplated by this Agreement will be, duly executed and delivered by the Target, and this Agreement is, and the other Transaction Documents when executed and delivered by the Target as contemplated hereby will be, valid and binding obligations of the Target, enforceable against the Target in accordance with their respective terms.
3.5            No Conflict
Except as set out in the Target Disclosure Statement, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time or both):
(a)	contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Target or any resolution adopted by the Target Board or the Target Shareholders;
(b)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Target or any of its assets may be subject;

(c)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Target or that otherwise relates to the Target Business or any of the assets owned or used by, the Target;
(d)	cause the Purchaser or the Target to become subject to, or to become liable for the payment of, any Tax;
(e)	cause any of the assets owned or used by the Target to be reassessed or revalued by any taxing authority or other Governmental Body;
(f)	contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract;
(g)	result in the imposition or creation of any Liens upon or with respect to any of the assets owned or used by the Target; or
(h)	require the Target to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.
3.6            Subsidiaries
The Target has two non-operating subsidiaries in existence: Epic Stores 2 LLC, a Nevada limited liability company, and Epic Stores III LLC, a Nevada limited liability company (together, the "Target Subsidiaries"). The Target Subsidiaries will continue to remain in existence until after the Closing to allow the Target proper time to efficiently dissolve the Target Subsidiaries. No corporate assets are held in the Target Subsidiaries and the Target agrees to have the Target Subsidiaries transfer any remaining or new assets acquired, if any, to the Purchaser prior to the dissolution of the Target Subsidiaries. The Target agrees that, for the purposes of this Article 3, any reference to the Target includes, and applies with respect to, the Target Subsidiaries.
3.7            Financial Statements
(a)	The Target Financial Statements:
(i)	are in accordance with the books and records of the Target;
(ii)	present fairly the financial condition of the Target and each Target Predecessor, on a consolidated basis, as of the respective dates indicated and the results of operations for such periods; and
(iii)	have been prepared in accordance with GAAP and reflect the consistent application of GAAP throughout the periods involved.

(b)	All material financial transactions of the Target and each Target Predecessor have been accurately recorded in the books and records of the Target and such books and records fairly present the financial position and the affairs of the Target and each Target Predecessor.
(c)	Other than the costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated herein, the Target has no material Liabilities or obligations, net of cash, which:
(i)	are not set forth in the Target Financial Statements or have not heretofore been paid or discharged;
(ii)	did not arise in the regular and ordinary course of business under any Contract or plan specifically disclosed in writing to the Purchaser; or
(iii)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the Target Accounting Date, and otherwise disclosed in writing to the Purchaser.
(d)	Except to the extent reflected or reserved against in the Target Financial Statements or incurred subsequent to the Target Accounting Date in the ordinary and usual course of the Target Business, the Target has no outstanding indebtedness, Liabilities or obligations, and any Liabilities or obligations incurred by the Target in the ordinary and usual course of business since the Target Accounting Date have not had a Material Adverse Effect on the Target or the Target Business.
(e)	Since the Target Accounting Date, there have not been:
(i)	any changes in the condition or operations of the Target Business, or the assets or financial affairs of the Target or any Target Predecessor which have caused, individually or in the aggregate, a Material Adverse Effect on the Target or the Target Business; or
(ii)	any damage, destruction or loss, labour trouble or other event, development or condition, of any character (whether or not covered by insurance), which is not generally known or which has not been disclosed to the Purchaser, which has or may cause a Material Adverse Effect on the Target or the Target Business.

(f)	Since the Target Accounting Date, and other than as contemplated by this Agreement or as set out in the Target Disclosure Statement, neither the Target nor any Target Predecessor has:
(i)	transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Target Financial Statements or cancelled any debts or claims;
(ii)	incurred or assumed any Liability;
(iii)	issued or sold any shares in its capital or any warrants, bonds, debentures or other corporate securities, or issued, granted or delivered any right, option or other commitment for the issue of any such or other securities;
(iv)	discharged or satisfied any Liens, or paid any Liabilities, other than current Liabilities or the current portion of long term Liabilities disclosed in the Target Financial Statements, or current Liabilities incurred since the date thereof in the ordinary and usual course of business;
(v)	declared, made, or committed itself to make any payment of any dividend or other distribution in respect of any of its shares, nor has it purchased, redeemed, subdivided, consolidated, or reclassified any of its shares;
(vi)	made any gift of money or of any assets to any Person;
(vii)	purchased or sold any assets outside of the ordinary course of business;
(viii)	amended or changed, or taken any action to amend or change, its Organizational Documents;
(ix)	made payments of any kind to or on behalf of either a Target Shareholder or any Related Parties of a Target Shareholder, nor under any management agreement, save and except business related expenses and salaries in the ordinary and usual course of business and at the regular rates payable;
(x)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or subjected any of the material assets or properties of the Target to any Lien of any nature whatsoever;
(xi)	made or suffered any amendment or termination of any Material Contract, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;
(xii)	increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its Employees, directors or officers or made any increase in, or any addition to, other benefits to which any of its Employees, directors or officers may be entitled;
(xiii)	adopted, or increased the payments to or benefits under, any Employee Plan; or
(xiv)	authorized or agreed, or otherwise have become committed, to do any of the foregoing.

(g)	The Target has no guarantees, indemnities or contingent or indirect obligations with respect to the Liabilities or obligations of any other Person, including any obligation to service the debt of, or otherwise acquire an obligation of, another Person, or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of, any other Person.
(h)	The Target is not a party to, bound by or subject to any Contract or Legal Requirement that would be violated or breached by, or under which default would occur, or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.
3.8            Books and Records
The books of account, minute books, stock record books and other records of the Target and each Target Predecessor are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Target and each Target Predecessor contain accurate and complete records of all meetings held, and corporate action taken by, the Target Shareholders, the Target Board, and committees thereof, and any board, managers, members or shareholders of any Target Predecessor, and no meeting of any of the foregoing has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Target.
3.9            Title to Personal Property
The Target possesses, and has good and marketable title to, all personal property reasonably necessary for the continued operation of the Target Business as presently conducted and as represented to the Purchaser, including all assets of the Target Predecessors and all assets reflected in the Target Financial Statements or acquired since the Target Accounting Date. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by the Target, or previously owned or leased by any Target Predecessor, are owned by the Target free and clear of all Liens, except as disclosed in the Target Disclosure Statement.
3.10            Title to Real Property
The Target possesses, and has good and marketable title to, all real property and leaseholds or other such interests necessary for the continued operation of the Target Business as presently conducted and as represented to the Purchaser, including all real property and leaseholds of the Target Predecessors and all real property and leaseholds reflected in the Target Financial Statements or acquired since the Target Accounting Date, except to the extent that such failure to possess or have good and marketable title does not result in a Material Adverse Effect. All such property is reasonably fit for the purposes for which such property is presently used. All material real property and leaseholds are owned or leased by the Target free and clear of all Liens, except as disclosed in the Target Disclosure Statement. The Target has delivered or made available to the Purchaser copies of the deeds and other instruments (as recorded) by which the Target and each Target Predecessor, as applicable, acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Target relating to such property and interests.

3.11            Intellectual Property
The Target has no Intellectual Property other than a trademark for "Epic Thrift Stores", as registered with the United States Patent and Trademark Office under registration number 4,406,598.
3.12            Accounts Receivable
All accounts receivable of the Target and each Target Predecessor that are reflected on the balance sheet included in the Target Financial Statements or on the accounting records of the Target or any Target Predecessor as of the Closing have been recorded by the Target and each Target Predecessor in accordance with its usual accounting practices consistent with prior periods, and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To the best knowledge of the Target and the Target Shareholders, such accounts receivable are, or will be as of the Closing, current and collectible, net of the respective reserves shown on the balance sheet included in the Target Financial Statements or on the accounting records of the Target. The reserve taken for doubtful or bad debtor accounts is adequate based on the past experience of the Target and is consistent with the accounting procedures used in previous fiscal periods. There is nothing which would indicate that such reserves are not adequate or that a higher reserve should be taken. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any such account receivable relating to the amount or validity of such account receivable. The Target Disclosure Statement contains a complete and accurate list of all such accounts receivable as of the Execution Date or the Closing, as applicable, which list sets forth the aging of such accounts receivable.
3.13            Material Contracts
The Target has provided the Purchaser with all Material Contracts entered into by the Target and any Target Predecessor in the course of carrying on the Target Business, a list of which is included in the Target Disclosure Statement. The interests of any Target Predecessor under any Material Contract to which any Target Predecessor was a Party have been duly and validly assigned or transferred to, or assumed by, the Target. Neither the Target nor any Target Predecessor is party to or bound by any other Material Contract, whether oral or written, and the Material Contracts are all valid and subsisting, in full force and effect and unamended, no material default or violation exists in respect thereof on the part of the Target or any Target Predecessor, or, to the best of the knowledge of the Target, on the part of any of the other parties thereto. The Target is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any such Contracts or any event that, with notice or the lapse of time, or both, will create a material breach or violation thereof, or default under any such Contracts. To the best knowledge of the Target, the continuation, validity, and effectiveness of each Material Contract will in no way be affected by the consummation of the transactions contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Material Contract to which the Target or any Target Predecessor is a party.

3.14            Tax Matters
(a)	The Target and each Target Predecessor has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to all applicable statutes and other Legal Requirements. The Target has made available to the Purchaser copies of all such Tax Returns filed by the Target and each Target Predecessor. Neither the Target nor any Target Predecessor has given, or been requested to give, waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment by the Target or any Target Predecessor, or for which the Target may be liable.
(b)	All Taxes that the Target and each Target Predecessor is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
(c)	All Tax Returns filed by (or that include on a consolidated basis) the Target and any Target Predecessor are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Target or any Target Predecessor after the Execution Date.
(d)	The Target and each Target Predecessor has paid all Taxes that have become or are due with respect to any period ended on or prior to the Execution Date and has established an adequate reserve therefore in the Target Financial Statements for those Taxes not yet due and payable, except for: (i) any Taxes the non-payment of which will not have a Material Adverse Effect on the Target, and (ii) such Taxes, if any, as are listed in the Target Disclosure Statement and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Target Financial Statements.
(e)	Neither the Target nor any Target Predecessor is presently under, nor has received notice of, any contemplated investigation or audit by any Governmental Body concerning any fiscal year or period ended prior to the Execution Date.
(f)	The Target Financial Statements contain full provision for all Taxes, including any deferred Taxes that may be assessed to the Target or any Target Predecessor.

3.15            No Agents
No broker, agent or other intermediary has been engaged by the Target in connection with the transactions contemplated hereby and, consequently, no commission is payable or due to a third party from the Target.
3.16            Employment Matters
(a)	The Target Disclosure Statement includes a list of each Employee of the Target, which includes: (i) the name of each Employee (except as prohibited under Applicable Laws), (ii) their current position and any prior positions held with the Target or any Target Predecessor and any predecessor thereof, (iii) the date of their initial commencement of employment with the Target or any Target Predecessor or any predecessor thereof, (iv) their current salary, and (v) their term of employment.
(b)	The Target has made available to the Purchaser:
(i)	correct and complete copies of all documents embodying each Employee Plan and each Employee Contract with respect to the Target and each Target Predecessor, including all amendments thereto, and copies of all documents used in connection therewith, a list of which is included in the Target Disclosure Statement;
(ii)	the most recent annual actuarial valuations, if any, prepared for each Employee Plan of the Target and each Target Predecessor;
(iii)	if any Employee Plan of the Target or any Target Predecessor is funded, the most recent annual and periodic accounting of such Employee Plan assets; and
(iv)	all communications material to any Employee of the Target or any Target Predecessor relating to any Employee Plan and any proposed Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Target.
(c)	The Target and each Target Predecessor has performed, in all material respects, all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by another party to any Employee Plan, and all Employee Plans have been established and maintained in all material respects in accordance with their respective terms and in substantial compliance with all Applicable Laws. There are no actions, suits or claims pending, or, to the knowledge of the Target or any Target Predecessor, threatened or anticipated (other than routine claims for benefits), against any Employee Plan or against the assets of any Employee Plan. The Employee Plans can be amended, terminated or otherwise discontinued after the Closing in accordance with their terms, without liability to the Target, the Purchaser or any Affiliate thereof (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or proceedings pending or, to the knowledge of the Target or any Target Predecessor, threatened, by any Governmental Body.

(d)	The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under an Employee Plan, Employee Contract, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee of the Target.
(e)	The Target:
(i)	is in compliance in all material respects with all Applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours with respect to all of its Employees;
(ii)	has withheld all amounts required by law or by agreement to be withheld by it from the wages or salaries of, and other payments to, Employees;
(iii)	is not liable for any arrears of wages, taxes or any penalty for failure to comply with any of the foregoing;
(iv)	is not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits for its Employees (other than routine payments to be made in the normal course of business and consistent with past practice);
(v)	has provided its Employees with all wages, benefits, stock options, bonuses, incentives and all other compensation that are, or have become, due and payable through to the Closing; and
(vi)	represents that in the last three (3) years, no citation has been issued by any federal, state or provincial occupational safety and health board or agency against it, and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving it has been filed or is pending or, to its knowledge, threatened, against it under any Applicable Law relating to occupational safety and health.
(f)	No work stoppage, labour strike or other "concerted action" involving Employees of, or against, the Target is pending or, to the knowledge of the Target, threatened. The Target is not involved in, nor, to the knowledge of the Target, threatened with, any labour dispute, grievance, or litigation relating to labour, safety or discrimination matters involving any Employee of the Target or any Target Predecessor, including, without limitation, charges of unfair labour practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect on the Target or the Target Business. Neither the Target nor any Target Predecessor is presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to any Employees, and no collective bargaining agreement is being negotiated. There are no activities or proceedings of a labour union to organize any of the Employees of the Target or any Target Predecessor.

(g)	Except for claims by Employees under any applicable workers' compensation or similar legislation which, if adversely determined, would not, either individually or in the aggregate, have a Material Adverse Effect on the Target, there are no complaints, claims or charges pending or outstanding or, to the best of the knowledge of the Target, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against, or in respect of, the Target or any Target Predecessor under or in respect of any employment legislation. The Target Disclosure Statement lists all Employees in respect of whom the Target or any Target Predecessor has been advised by any workers compensation or similar authority that such Employees are in receipt of benefits under workers' compensation or similar legislation. There are no appeals pending before any workers compensation or similar authority involving the Target or any Target Predecessor, and all levies, assessments and penalties made against the Target or any Target Predecessor pursuant to workers' compensation or similar legislation have been paid. The Target is not aware of any audit currently being performed by any workers compensation or similar authority with respect to the Target or any Target Predecessor, and all payments required to be made in respect of termination or severance pay under any employment standards or similar legislation in respect of any Employee have been made by the Target and each Target Predecessor.
3.17            Consents
No authorization, approval, order, license, permit or consent of any Governmental Body or any other Person, and no registration, declaration or filing by the Target with any such Governmental Body or other Person, is required in order for the Target Predecessor to:
(a)	consummate the transactions contemplated by this Agreement;
(b)	execute and deliver all of the documents and instruments to be delivered by it or the Target Shareholders under this Agreement;
(c)	duly perform and observe the terms and provisions of this Agreement; or
(d)	render this Agreement legal, valid, binding and enforceable.

3.18            Compliance with Legal Requirements
(a)	The Target and each Target Predecessor is, and at all times has been, in full compliance with all requirements of each Governmental Body required for the operation of the Target Business.
(b)	No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result, directly or indirectly, in a violation of, or a failure to comply with, any requirement of any Governmental Body required for the operation of the Target Business, or may result directly or indirectly, in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any authorization of any Governmental Body required for the operation of the Target Business.
(c)	Neither the Target nor any Target Predecessor has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any requirement of any Governmental Body, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification of any authorization of any Governmental Body.
(d)	All applications required to have been filed for the renewal of any authorizations required from any Governmental Body for the operation of the Target Business have been duly filed on a timely basis with each applicable Governmental Body, and all other filings required to have been made with respect to such authorizations have been duly made on a timely basis with each applicable Governmental Body.
3.19            Legal Proceedings
(a)	There is no pending Proceeding:
(i)	that has been commenced by or against the Target or any Target Predecessor, or that otherwise relates to or may affect the Target Business, or any of the assets owned or used by, the Target or any Target Predecessor; or
(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.
(b)	To the knowledge of the Target and the Target Shareholders, no Proceeding has been threatened, and no event has occurred or circumstance exists, that may give rise to or serve as a basis for the commencement of any such Proceeding.
(c)	There is no Order to which any of the Target, any Target Predecessor, the Target Business, or any of the assets owned or used by any of them, is subject.
(d)	No Employee or agent of the Target or any Target Predecessor is subject to any Order that prohibits such Employee or agent from engaging in or continuing any conduct, activity, or practice relating to the Target Business.

3.20            Insurance
(a)	All insurance policies to which the Target is a party, or that provides coverage to the Target, or to any director, officer or Employee of the Target or any Target Predecessor:
(i)	are valid, outstanding, and enforceable;
(ii)	are issued by an insurer that is financially sound and reputable;
(iii)	taken together, provide adequate insurance coverage for the assets of the Target and the Target Business for all risks normally insured against by a Person carrying on the same business as the Target and each Target Predecessor;
(iv)	are sufficient for compliance with all Legal Requirements and contracts to which the Target or any Target Predecessor is a party or by which it is bound;
(v)	will continue in full force and effect following the consummation of the transactions contemplated herein; and
(vi)	do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Target or any Target Predecessor.
(b)	Neither the Target nor any Target Predecessor has received: (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed, or that the issuer of any policy is not willing or able to perform its obligations thereunder.
(c)	The Target and each Target Predecessor has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which it is a party or that provides coverage to the Target, any Target Predecessor or any director or manager thereof.
(d)	The Target and each Target Predecessor has given prompt notice to its insurers of all claims or possible claims that may be insured by any of its respective policies, and the Target Disclosure Statement contains a list of all of such claims.
3.21            Indebtedness to Target
Except for: (a) the payment of salaries and reimbursement for out-of-pocket expenses in the ordinary and usual course, and (b) amounts disclosed in the Target Disclosure Statement or the Target Financial Statements, the Target is not indebted to any Target Shareholder, any Related Party of any Target Shareholder, or any Employee of the Target or any Target Predecessor, on any account whatsoever.

3.22            Certain Payments
Since the Target Accounting Date, neither the Target nor any Target Predecessor, nor, to the knowledge of the Target, any Employee or agent thereof, nor any other Person associated with or acting for or on behalf of the Target or any Target Predecessor, has, directly or indirectly:
(a)	made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services:
(i)	to obtain favorable treatment in securing business,
(ii)	to pay for favorable treatment for business secured,
(iii)	to obtain special concessions, or for special concessions already obtained, for or in respect of the Target, any Target Predecessor or any Related Party of the Target or any Target Predecessor, or
(iv)	in violation of any Legal Requirement; or
(b)	established or maintained any fund or asset that has not been recorded in the books and records of the Target.
3.23            Purchaser SEC Documents
The Target and the Target Shareholders have had the ability to review each report, schedule and registration statement filed by the Purchaser with the SEC (collectively, and as such documents have since the time of their filing been amended, the "Purchaser SEC Documents").
3.24            Undisclosed Information
(a)	The Target has no information relating to the Target or any Target Predecessor which is not generally known or which has not been disclosed to the Purchaser and which could reasonably be expected to have a Material Adverse Effect on the Target or the Target Business.
(b)	No representation or warranty of the Target in this Agreement, and no statement in the Target Disclosure Statement, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
3.25            Other Representations
All statements contained in any certificate or other instrument delivered by or on behalf of the Target pursuant hereto, or in connection with the transactions contemplated by this Agreement, including in the Target Disclosure Statement, will be deemed to be representations and warranties of the Target hereunder.

3.26            Survival
The representations and warranties of the Target and the Target Shareholders hereunder will survive the Closing for a period of two (2) years.
3.27            Reliance
The Target and the Target Shareholders acknowledge and agree that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of  the Target and the Target Shareholders contained in this Agreement, notwithstanding any independent searches or investigations that have been, or may be, undertaken by or on behalf of the Purchaser, and that no information which is now known or should be known, or which may hereafter become known, by the Purchaser or its officers, directors or professional advisers prior to the Closing will limit or extinguish the Purchaser's right to indemnification hereunder.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser makes the following representations to the Target as at the Execution Date and as at the Closing, and the Purchaser acknowledges that the Target is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, as follows:
4.1            Organization and Good Standing
The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power, authority and capacity to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under any applicable contracts.  The Purchaser is duly qualified to do business as a corporation and is in good standing under the laws of each state or other jurisdiction in which the failure to be so registered would be likely to result in a Material Adverse Effect on the Purchaser.
4.2            Capitalization
The entire authorized capital stock of the Purchaser, as at the Execution Date, consists of 1,650,000,000 Purchaser Shares with a par value of $0.0001 per share, and 10,000,000 shares of preferred stock with a par value of $0.0001 per share, of which 61,300,000 Purchaser Shares and no shares of preferred stock are currently issued and outstanding. There are no series of preferred stock currently designated. The Purchaser has also issued an aggregate of 250,000 warrants, each of which is exercisable into one Purchaser Share at a price of $0.10 per Purchaser Share until November 4, 2016. All of the outstanding equity securities of the Purchaser have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding equity securities of the Purchaser were issued in violation of any Applicable Securities Laws or any other Legal Requirement. The Purchaser does not own, or have any contract to acquire, any equity securities or other securities of any Person, or any direct or indirect equity or ownership interest in any other business, other than as contemplated by this Agreement. There are no Contracts purporting to restrict the transfer of any of the issued and outstanding securities of the Purchase, nor any Contracts restricting or affecting the voting of any of the securities of the Purchaser, to which the Purchaser is a party or of which the Purchaser is aware.

4.3            Absence of Rights to Acquire Securities
Except as set out in this Agreement, there are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, resolutions or commitments obligating the Purchaser to issue any additional securities of the Purchaser, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from the Purchaser any securities of the Purchaser.
4.4            Authority
The Purchaser has all requisite corporate power and authority to execute and deliver the Transaction Documents to be signed by the Purchaser, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Transaction Documents by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by the Purchaser Board. No other corporate or shareholder proceedings on the part of the Purchaser are necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Transaction Documents when executed and delivered by the Purchaser as contemplated by this Agreement will be, duly executed and delivered by the Purchaser, and this Agreement is, and the other Transaction Documents when executed and delivered by the Purchaser as contemplated hereby will be, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms.
4.5            Validity of Consideration Shares Issuable upon the Transaction
The Consideration Shares to be issued to the Target Shareholders at Closing will, upon issuance in accordance with the terms of this Agreement, be duly and validly issued, fully paid and non-assessable.
4.6            Non-Contravention
Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein, will:
(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Purchaser under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, Order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or its material property or assets;

(b)	violate any provision of the Organizational Documents of the Purchaser or any Applicable Laws; or
(c)	violate any Order, writ, injunction, decree, statute, rule, or regulation of any court or Governmental Body applicable to the Purchaser or any of its material property or assets.
4.7            Subsidiaries
The Purchaser has no subsidiaries nor any material interest in any other Person.
4.8            Books and Records
The books of account, minute books, stock record books, and other records of the Purchaser are complete and correct, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Purchaser contain accurate and complete records of all meetings held, and corporate action taken by, the shareholders of the Purchaser and the Purchaser Board, and no meeting of the Purchaser shareholders or the Purchaser Board has been held for which minutes have not been prepared and are not contained in the Purchaser's minute books. At the Closing, all of those books and records will be in the possession of the Purchaser.
4.9            Actions and Proceedings
Except as disclosed in the Purchaser SEC Documents, to the best knowledge of the Purchaser, there is no basis for, and there is no, Proceeding by or before any Governmental Body now outstanding or pending or, to the best knowledge of the Purchaser, threatened against or affecting the Purchaser which involves the Purchaser Business or any of the property or assets of the Purchaser that, if adversely resolved or determined, would have a Material Adverse Effect on the Purchaser. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a Material Adverse Effect on the Purchaser.
4.10            Compliance
(a)	To the best knowledge of the Purchaser, the Purchaser is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of, any Applicable Laws related to the Purchaser Business.
(b)	To the best knowledge of the Purchaser, the Purchaser is not subject to any judgment, Order or decree entered in any Proceeding applicable to its business and operations that would have a Material Adverse Effect on the Purchaser.

(c)	The Purchaser has duly filed all reports and returns required to be filed by it with any applicable Governmental Body and has obtained all governmental permits and other governmental consents, except as may be required after the Execution Date. All of such permits and consents are in full force and effect, and no Proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or, to the best knowledge of the Purchaser, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction.
4.11            Filings, Consents and Approvals
No filing or registration with, no notice to, and no permit, authorization, consent, or approval of any public or Governmental Body or any other Person is necessary for the consummation by the Purchaser of the transactions contemplated herein, or to continue to conduct its business after the Closing in a manner which is consistent with that in which it is presently conducted.
4.12            SEC Filing
As of their respective dates, the Purchaser SEC Documents were timely filed and complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC thereunder applicable to the Purchaser SEC Documents. The Purchaser SEC Documents constitute all of the documents and reports that the Purchaser was required to file with the SEC and the rules and regulations promulgated thereunder by the SEC. As of the time filed with the SEC (or, if amended or suspended by a filing prior to the Execution Date, then on the date of such filing) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The SEC has not initiated any inquiry, investigation or Proceeding in respect of the Purchaser and the Purchaser is not aware of any such event, and does not have any information which it believes would result in the SEC initiating an inquiry, investigation or Proceeding with respect to the Purchaser, or otherwise affect the registration of the securities of the Purchaser.
4.13            Financial Representations
Included with the Purchaser SEC Documents are true, correct, and complete copies of the Purchaser Financial Statements.
(a)	The Purchaser Financial Statements:
(i)	are in accordance with the books and records of the Purchaser;
(ii)	present fairly the financial condition of the Purchaser as of the respective dates indicated and the results of operations for such periods; and
(iii)	have been prepared in accordance with GAAP and reflect the consistent application of GAAP throughout the periods involved.

(b)	All material financial transactions of the Purchaser have been accurately recorded in the books and records of the Purchaser and such books and records fairly present the financial position and the affairs of the Purchaser.
(c)	Other than the costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated herein, the Purchaser has no material Liabilities or obligations, net of cash, which:
(i)	are not set forth in the Purchaser Financial Statements or have not heretofore been paid or discharged;
(ii)	did not arise in the regular and ordinary course of business under any Contract or plan specifically disclosed in writing to the Target; or
(iii)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the Purchaser Accounting Date, and otherwise disclosed in writing to the Target.
(d)	Except to the extent reflected or reserved against in the Purchaser Financial Statements or incurred subsequent to the Purchaser Accounting Date in the ordinary and usual course of the Purchaser Business, the Purchaser has no outstanding indebtedness or any Liabilities or obligations, and any Liabilities or obligations incurred by the Purchaser in the ordinary and usual course of business since the Accounting Date have not had a Material Adverse Effect on the Purchaser or the Purchaser Business.
(e)	Since the Purchaser Accounting Date, there have not been:
(i)	any changes in the condition or operations of the Purchaser Business, or the assets or financial affairs of the Purchaser which have caused, individually or in the aggregate, a Material Adverse Effect on the Purchaser or the Purchaser Business; or
(ii)	any damage, destruction or loss, labor trouble or other event, development or condition, of any character (whether or not covered by insurance), which is not generally known or which has not been disclosed to the Target, which has or may cause a Material Adverse Effect on the Purchaser or the Purchaser Business.
(f)	Since the Purchaser Accounting Date, and other than as contemplated by this Agreement, the Purchaser has not:
(i)	transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Purchaser Financial Statements or cancelled any debts or claims;
(ii)	incurred or assumed any Liability;

(iii)	issued or sold any shares in its capital or any warrants, bonds, debentures or other corporate securities, or issued, granted or delivered any right, option or other commitment for the issue of any such or other securities;
(iv)	discharged or satisfied any Liens, or paid any Liabilities, other than current Liabilities or the current portion of long term Liabilities disclosed in the Purchaser Financial Statements, or current Liabilities incurred since the date thereof in the ordinary and usual course of business;
(v)	declared, made, or committed itself to make any payment of any dividend or other distribution in respect of any of its shares, nor has it purchased, redeemed, subdivided, consolidated, or reclassified any of its shares;
(vi)	made any gift of money or of any assets to any Person;
(vii)	purchased or sold any assets;
(viii)	amended or changed, or taken any action to amend or change, its Organizational Documents;
(ix)	made payments of any kind to or on behalf of either shareholder or any Related Party of a shareholder, nor under any management agreement, save and except business related expenses in the ordinary and usual course of business and at the regular rates payable;
(x)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or subjected any of the material assets or properties of the Purchaser to any Lien of any nature whatsoever;
(xi)	made or suffered any amendment or termination of any Material Contract, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business; or
(xii)	authorized or agreed, or otherwise have become committed, to do any of the foregoing.
(g)	The Purchaser has no guarantees, indemnities or contingent or indirect obligations with respect to the Liabilities or obligations of any other Person, including any obligation to service the debt of, or otherwise acquire an obligation of, another Person, or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of, any other Person.
(h)	The Purchaser is not a party to, bound by or subject to any Contract or Legal Requirement that would be violated or breached by, or under which default would occur, or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

4.14            Tax Matters
(a)	As of the Execution Date:
(i)	the Purchaser has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the Execution Date, taking into account any extensions of the filing deadlines which have been validly granted to it, and
(ii)	all such returns are true and correct in all material respects.
(b)	The Purchaser has paid all Taxes that have become or are due with respect to any period ended on or prior to the Execution Date and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Material Adverse Effect on the Purchaser.
(c)	The Purchaser is not presently under, and has not received notice of, any contemplated investigation or audit by any Governmental Body concerning any fiscal year or period ended prior to the Execution Date.
(d)	To the best knowledge of the Purchaser, the Purchaser Financial Statements contain full provision for all Taxes, including any deferred Taxes that may be assessed to the Purchaser for the accounting period ended on the Purchaser Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Purchaser Accounting Date or for which the Purchaser is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Purchaser Financial Statements.
4.15            Absence of Changes
Since the Purchaser Accounting Date, except as disclosed in the Purchaser SEC Documents, and except as contemplated in this Agreement, the Purchaser has not:
(a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice or in connection with the Transaction, or discharged or satisfied any Lien, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any Material Adverse Effect to it or any of its assets or properties;
(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;

(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of the Purchaser to any Lien of any nature whatsoever;
(d)	made or suffered any amendment or termination of any Material Contract to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;
(e)	declared, set aside or paid any dividend, or made or agreed to make any other distribution or payment in respect of any securities of the Purchaser or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or acquire any securities of the Purchaser;
(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect on its business, operations, assets, properties or prospects;
(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);
(h)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding $5,000;
(i)	entered into any transaction other than in the ordinary course of business consistent with past practice; or
(j)	agreed, whether in writing or orally, to do any of the foregoing.
4.16            Absence of Certain Changes or Events
Since the Purchaser Accounting Date, except as and to the extent disclosed in the Purchaser SEC Documents, there has not been:
(a)	a Material Adverse Effect with respect to the Purchaser; or
(b)	any material change by the Purchaser in its accounting methods, principles or practices.
4.17            Personal Property
There is no material equipment, furniture, fixtures or other tangible personal property or assets owned or leased by the Purchaser, except as disclosed in the Purchaser SEC Documents. The Purchaser possesses, and has good and marketable title to, all property necessary for the continued operation of the Purchaser Business as presently conducted and as represented to the Target. All such property is used in the Purchaser Business. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by the Purchaser are owned by the Purchaser free and clear of all Liens and other adverse claims, except as disclosed in the Purchaser SEC Documents.

4.18            Employees
The Purchaser has no Employees.
4.19            Real Property
The Purchaser does not own, lease or sublease any real property.
4.20            Material Contracts and Transactions
Other than as expressly contemplated by this Agreement, there are no Material Contracts to which the Purchaser is a party, except as disclosed in the Purchaser SEC Documents. Each Material Contract to which the Purchaser is a party is in full force and effect, and there exists no material breach or violation of or default by the Purchaser under any such Material Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any such Material Contract by the Purchaser. To the best knowledge of the Purchaser, the continuation, validity and effectiveness of each Material Contract to which the Purchaser is a party will in no way be affected by the consummation of the Transaction.  There exists no actual or threatened termination, cancellation or limitation of, or any amendment, modification or change to, any such Material Contract.
4.21            Certain Transactions
Except as disclosed in the Purchaser SEC Documents, the Purchaser is not a guarantor or indemnitor of any indebtedness of any Person.
4.22            No Agents
No broker, agent or other intermediary has been engaged by the Purchaser in connection with the transactions contemplated hereby, and consequently, no commission is payable or due to a third party from the Purchaser.
4.23            Undisclosed Information
(a)	The Purchaser does not have any specific information relating to the Purchaser which is not generally known or which has not been disclosed to the Target and which could reasonably be expected to have a Material Adverse Effect on the Purchaser.
(b)	To the Purchaser's knowledge, no representation or warranty of the Purchaser in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.24            Other Representations
All statements contained in any certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto or in connection with the transactions contemplated by this Agreement will be deemed to be representations and warranties by the Purchaser hereunder.
4.25            Survival
The representations and warranties of the Purchaser hereunder will survive for a period of two (2) years from the Closing Date.
4.26            Reliance
The Purchaser acknowledges and agrees that the Target and the Target Shareholders have entered into this Agreement relying on the warranties and representations and other terms and conditions of the Purchaser contained in this Agreement, notwithstanding any independent searches or investigations that  have been or may be undertaken by or on behalf of the Target or the Target Shareholders, and that no information which is now known or should be known, or which may hereafter become known, by the Target or the Target Shareholders or their respective professional advisers prior to the Closing, will limit or extinguish the right to indemnification hereunder.
ARTICLE 5
CLOSING
5.1            Closing Date and Location
The transactions contemplated by this Agreement will be completed at 10:00 a.m. (Pacific Time) on the Closing Date, at such location and time as is mutually agreed to by the Purchaser and the Target.  Notwithstanding the location of the Closing, each Party agrees that the Closing may be completed by undertakings or the email exchange of documents between the respective legal counsel for the Purchaser and the Target, provided such undertakings and exchanges are satisfactory to each Party's respective legal counsel.
5.2            Target and Target Shareholder Closing Documents
At the Closing, the Target and the Target Shareholders will deliver, or cause to be delivered, to the Purchaser the documents set forth in Section 6.1, and such other documents as the Purchaser may reasonably require to effect the transactions contemplated hereby.
5.3            Purchaser Closing Documents
At the Closing, the Purchaser will deliver, or cause to be delivered, to the Target the documents set forth in Section 7.1, and such other documents as the Target may reasonably require to effect the transactions contemplated hereby.

ARTICLE 6
PURCHASER'S CONDITIONS PRECEDENT
6.1            Purchaser's Conditions
The obligation of the Purchaser to complete the transactions contemplated by this Agreement will be subject to the satisfaction of, or compliance with, at or before the Closing, the conditions precedent set forth below:
(a)	the representations and warranties of the Target and the Target Shareholders set forth in this Agreement will be true, correct and complete in all material respects as of the Closing and with the same effect as if made at and as of the Closing;
(b)	the Target and the Target Shareholders will have performed and complied with all of their respective material obligations, covenants and agreements required hereunder;
(c)	the Purchaser will have reviewed and approved all materials in the possession and control of the Target and the Target Shareholders which are germane to the decision of the Purchaser to proceed with the Transaction;
(d)	this Agreement and the Transaction Documents, all in form and substance reasonably satisfactory to the Purchaser, will have been executed and delivered to the Purchaser;
(e)	the Target will have provided to the Purchaser, and the Purchaser and its accountant will have had a reasonable opportunity to review, the Target Financial Statements, and the Purchaser and its accountant will be satisfied with the content of the Target Financial Statements;
(f)	the Purchaser will be satisfied that its due diligence, analysis and other customary examinations that it has performed regarding the financial position of the Target and the Target Business are consistent, in all material respects, with the representations and warranties of the Target and the Target Shareholders set forth in this Agreement;
(g)	no injunction or restraining order of any court or administrative tribunal of competent jurisdiction will be in effect prohibiting the transactions contemplated by this Agreement, and no action or Proceeding will have been instituted or be pending before any court or administrative tribunal to restrain or prohibit the transactions contemplated by this Agreement;
(h)	no claim will have been asserted or made that any Person (other than the Purchaser or the Target Shareholders) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Target Shares, or any other voting, equity, or ownership interest in, the Target, or (other than the Target Shareholders) is entitled to all or any portion of the Consideration Securities;

(i)	no Material Adverse Effect will have occurred with respect to the Target Business or the Target Shares;
(j)	all consents, renunciations, authorizations or approvals of each applicable Governmental Body and any other Person which, in the Purchaser's reasonable opinion, must be obtained prior to the Closing in order to give effect to the purchase of the Target Shares and the other transactions contemplated herein, will have been obtained to the Purchaser's satisfaction or in accordance with the relevant Contracts or Legal Requirements;
(k)	as at the Closing, the Target's total Liabilities, not including operational payables in the ordinary course of business, will not exceed $550,000; and
(l)	the Purchaser will have received from the Target and the Target Shareholders the following Transaction Documents:
(i)	certified copies of resolutions of the Target Board approving: the entry into and the Closing of this Agreement, the transfer of the Target Shares to the Purchaser, the registration of the Target Shares in the name of the Purchaser, the issue of share certificates representing the Target Shares registered in the name of the Purchaser, and all other matters contemplated by this Agreement;
(ii)	a certificate executed by an officer of the Target certifying that: (A) the representations and warranties of the Target set forth in this Agreement are true and correct in all material respects as at the Closing, (B) the Target has performed and complied with all of its material obligations, covenants and agreements required hereunder, and (C) all conditions precedent of the Target for completion of the transactions contemplated herein have been satisfied or waived;
(iii)	a legal opinion from legal counsel to the Target with respect, among other things, the due and valid allotment and issuance of the Target Shares and the transfer of the Target Shares to the Purchaser;
(iv)	from each Target Shareholder, a duly executed Certificate;
(v)	from each Target Shareholder, a duly executed Voting Agreement;
(vi)	duly executed consents to act from all nominees of the Target to: (A) the Purchaser Board, and (B) all officer positions of the Purchaser;
(vii)	a certified copy of the central securities register of the Target evidencing the Purchaser as the sole registered owner of the Target Shares;
(viii)	all such instruments of transfer, duly executed, which in the opinion of the Purchaser acting reasonably are necessary to effect and evidence the transfer of the Target Shares to the Purchaser, free and clear of all Liens; and
(ix)	the corporate minute books and all other books and records of the Target and each Target Predecessor.

6.2            Waiver/Survival
The conditions set forth in this Article 6 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part on or before the Closing, and the Closing will be deemed to mean a waiver of all conditions of the Purchaser to Closing. Notwithstanding any such waiver, the completion of the transactions contemplated by this Agreement will not prejudice or affect in any way the rights of the Purchaser in respect of the warranties and representations of the Target and the Target Shareholders in this Agreement, and the representations and warranties of the Target and the Target Shareholders in this Agreement will survive the Closing and issuance of the Consideration Securities for the applicable period set out in Section 3.26.
6.3            Covenant of the Target and the Target Shareholders
The Target and the Target Shareholders covenant to deliver all of the Closing documentation set out in Section 6.1.
ARTICLE 7
TARGET'S CONDITIONS PRECEDENT
7.1            Target's Conditions
The obligation of the Target to complete the transactions contemplated by this Agreement will be subject to the satisfaction of, or compliance with, at or before the Closing, of the conditions precedent set forth below:
(a)	the representations and warranties of the Purchaser set forth in this Agreement will be true, correct and complete in all respects as of the Closing and with the same effect as if made at and as of Closing;
(b)	the Purchaser will have performed and complied with all of the obligations, covenants and agreements to be performed and complied with by it hereunder;
(c)	this Agreement and the Transaction Documents, all in form and substance satisfactory to the Target, will have been executed and delivered to the Target;
(d)	the Target and its accountants will be reasonably satisfied with their review of the Purchaser Financial Statements;
(e)	no injunction or restraining order of any court or administrative tribunal of competent jurisdiction will be in effect prohibiting the transactions contemplated by this Agreement, and no action or Proceeding will have been instituted or be pending before any court or administrative tribunal to restrain or prohibit the transactions contemplated by this Agreement;

(f)	no Material Adverse Effect will have occurred with respect to the Purchaser Business;
(g)	all consents, renunciations, authorizations or approvals of each applicable Governmental Body and any other Person which, in the Target's reasonable opinion, must be obtained prior to the Closing in order to give effect to the transactions contemplated herein, will have been obtained to the Target's satisfaction or in accordance with the relevant Contracts or Legal Requirements;
(h)	the Purchaser will have completed the Purchaser Financing;
(i)	the Purchaser will have completed the Purchaser Share Cancellation;
(j)	the Purchaser will have no Liabilities, other than Liabilities related to, or arising in connection with, the Transaction;
(k)	the Purchaser will have no more than 28,300,000 Purchaser Shares outstanding as of the Closing, excluding the Consideration Shares and any Purchaser Shares to be issued in connection with the Purchaser Financing, and no Purchaser Warrants outstanding; and
(l)	the Target will have received from the Purchaser the following closing documentation:
(i)	certified copies of resolutions of the Purchaser Board authorizing the entry into and Closing of this Agreement, the issuance of the Consideration Securities, the adoption of the Purchaser Incentive Plan, the changes of directors and officers of the Purchaser, the closing of the Purchaser Financing, and all other matters contemplated by this Agreement;
(ii)	a certificate executed by an officer of the Purchaser certifying that: (A) the representations and warranties of the Purchaser set forth in this Agreement are true and correct in all material respects as at the Closing, (B) the Purchaser has performed and complied with all of its material obligations, covenants and agreements required hereunder, and (C) all conditions precedent of the Purchaser for completion of the transactions contemplated herein have been satisfied or waived;
(iii)	a legal opinion from legal counsel to the Purchaser with respect to the due and valid allotment and issuance of the Consideration Shares to the Target Shareholders;
(iv)	share certificate(s) for each Target Shareholder representing the Consideration Shares to be issued to such Target Shareholder; and
(v)	warrant certificate(s) for each applicable Target Shareholder representing the Consideration Warrants to be issued to such Target Shareholder.

7.2            Waiver/Survival
The conditions set forth in this Article 7 are for the exclusive benefit of the Target and may be waived by the Target in writing in whole or in part on or before the Closing, and the Closing will be deemed to mean a waiver of all conditions of the Target to Closing. Notwithstanding any such waiver, completion of the transactions contemplated by this Agreement by the Target will not prejudice or affect in any way the rights of the Target in respect of the warranties and representations of the Purchaser set forth in this Agreement, and the representations and warranties of the Purchaser in this Agreement will survive the Closing and issuance of the Consideration Securities for the applicable period set out in Section 4.25.
7.3            Covenant of the Purchaser
The Purchaser covenants to deliver all of the Closing documentation set out in Section 7.1.
ARTICLE 8
CONDUCT PRIOR TO CLOSING
8.1            Conduct of Target
Except as otherwise contemplated or permitted by this Agreement, or as set forth in the Target Disclosure Statement, during the period from the Execution Date to the Closing, the Target will do the following:
(a)	conduct the Target Business in the ordinary and usual course, and in a continuous fashion, and will not, without the prior written consent of the Purchaser:
(i)	enter into any transaction which would constitute a breach of the representations, warranties or agreements of the Target or the Target Shareholders contained herein,
(ii)	increase the salaries or other compensation of, or make any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its Employees, or make any increase in, or any addition to, other benefits to which any of its Employees may be entitled,
(iii)	create, incur, assume or guarantee any indebtedness;
(iv)	subject any of its assets or properties to any Lien;
(v)	declare, set aside or pay any dividend or make or agree to make any other distribution or payment in respect of the Target Shares or redeem, repurchase or otherwise acquire or agree to redeem, purchase or acquire any of the Target Shares or other equity securities of the Target, or
(vi)	pay any amount (other than salaries in the ordinary course of business) to any Related Party of the Target or any Target Shareholder;

(b)	comply with all laws affecting the operation of the Target Business and pay all required Taxes;
(c)	not take any action or omit to take any action which would, or would reasonably be expected to, result in a breach of, or render untrue, any representation, warranty, covenant or other obligation of the Target or any Target Shareholder contained herein;
(d)	use commercially reasonable efforts to preserve intact the Target Business and the assets, operations and affairs of the Target, carry on the Target Business substantially as currently conducted, and use commercially reasonable efforts to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Target;
(e)	take all necessary actions, steps and proceedings that are necessary to approve or authorize, or to validly and effectively undertake, the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement;
(f)	respond promptly to reasonable requests from the Purchaser for information concerning the status of the Target Business and the operations and finances of the Target and any Target Predecessor; and
(g)	comply with the provisions of Article 9 of this Agreement.
8.2            Conduct of Purchaser
Except as otherwise contemplated or permitted by this Agreement, during the period from the Execution Date to the Closing, the Purchaser will do the following:
(a)	conduct the Purchaser Business in the ordinary and usual course and in a continuous fashion and will not, without the prior written consent of the Target:
(i)	enter into any transaction which would constitute a breach of the Purchaser's representations, warranties or agreements contained herein,
(ii)	hire any Employees;
(iii)	increase the compensation of, or make any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its directors or officers, or make any increase in, or any addition to, other benefits to which any of its officers or directors may be entitled,
(iv)	create, incur, assume or guarantee any indebtedness,

(v)	subject any of the material assets or properties of the Purchaser to any Lien,
(vi)	except as otherwise provided for herein, declare, set aside or pay any dividend, or make or agree to make any other distribution or payment in respect of, the Purchaser Shares, or redeem, repurchase or otherwise acquire, or agree to redeem, purchase or acquire, any of the Purchaser Shares or other equity securities of the Purchaser, or
(vii)	pay any amount to any Related Party of the Purchaser;
(b)	comply with all laws affecting the operation of the Purchaser Business and pay all required Taxes;
(c)	not take any action or omit to take any action which would, or would reasonably be expected to, result in a breach of, or render untrue, any representation, warranty, covenant or other obligation of the Purchaser contained herein;
(d)	use commercially reasonable efforts to preserve intact the Purchaser Business and the assets, operations and affairs of the Purchaser, carry on the Purchaser Business substantially as currently conducted, and use commercially reasonable efforts to promote and preserve for the Target the goodwill of suppliers, customers and others having business relations with the Purchaser;
(e)	take all necessary actions, steps and proceedings that are necessary to approve or authorize, or to validly and effectively undertake, the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement;
(f)	respond promptly to reasonable requests from the Target for information concerning the status of the Purchaser Business and the operations and finances of the Purchaser; and
(g)	comply with the provisions of Article 9 of this Agreement.
ARTICLE 9
PRE-CLOSING COVENANTS
9.1            Purchaser Financing
(a)	On or before the Closing, the Purchaser will complete the Purchaser Financing, pursuant to which the Purchaser will issue an aggregate of at least 6,258,654 Purchaser Units (on a pre-Purchaser Consolidation basis) to raise aggregate gross proceeds of at least $2,300,000 (or such greater amount as may be determined by the Purchaser in its sole discretion), which Purchaser Financing may be closed by the Purchaser in one or more tranches. Each Purchaser Warrant forming part of the Purchaser Units will be exercisable into on Purchaser Share at a price of $0.424 per share (on a pre-Purchaser Consolidation basis) for a period of three years following the closing of the Purchaser Financing. Following the completion of the Purchaser Consolidation, the Purchaser Warrants will be exercisable at a price of $0.75 per share.

(b)	The Purchaser and the Target agree that the minimum $2,300,000 in gross proceeds to be raised in connection with the Purchaser Financing will include the $750,000 proceeds of the Bridge Loan, the repayment of which will be settled by the issuance of Purchaser Units in connection with the Purchaser Financing.
(c)	The Target acknowledges and agrees that the Purchaser will file the Registration Statement with respect to the registration for resale of the 6,258,654 Purchaser Shares and 6,258,564 Purchaser Warrants (on a pre-Purchaser Consolidation basis) issued in connection with the Purchaser Financing within 90 days following the Closing, and the Target agrees and consents to such registration and to the filing of the Registration Statement.
(d)	The Parties agree that no proceeds from the Purchaser Financing will be used to pay or otherwise settle any amounts owing under any outstanding promissory notes or other notes payable of the Target, or dividends owing by the Target to any Target Shareholders.
9.2            Purchaser Share and Purchaser Warrant Cancellation
At or prior to the Closing, the Purchaser will cause:
(a)	the surrender for cancellation to the treasury of the Purchaser of an aggregate of 33,000,000 Purchaser Shares (the "Purchaser Share Cancellation"), such that, following the Purchaser Share Cancellation, there will be no more than 28,300,000 Purchaser Shares outstanding, excluding the Consideration Shares and any Purchaser Shares to be issued in connection with the Purchaser Financing; and
(b)	the Purchaser will cause the cancellation of 250,000 Purchaser Warrants, being all of the Purchaser Warrants outstanding as at the date of this Agreement.
9.3            Purchaser Board
At or prior to the Closing, the current directors of the Purchaser will adopt resolutions: (a) increasing the size of the Purchaser Board to six directors; (b) accepting the resignations of all directors of the Purchaser, other than the Investor Nominee (assuming the Investor Nominee is already a director of the Purchaser at such time); and (c) appointing to the Purchaser Board the Investor Nominee (assuming the Investor Nominee is not already a director of the Purchaser at such time), and Wayne Riggs, Brian Davidson, Bob Riggs and Zach Bradford, each of which are nominees of the Target, all of which will be effective as of the Closing. In addition to the foregoing, the Target will be entitled to nominate up to two additional directors for appointment to the Purchaser Board from time to time in the Target's discretion.

9.4            Officers of the Purchaser
At or prior to the Closing, the Purchaser Board will adopt resolutions accepting the resignations of all officers of the Purchaser and appointing the following nominees of the Target to the following officer positions of the Purchaser:
Brian Davidson – Chief Executive Officer;
Zach Bradford – Chief Financial Officer; and
 Bob Riggs – Chief Operating Officer,
which resignations and appointments will be effective as of the Closing.
9.5            Purchaser Incentive Plan
At or prior to the Closing, the Purchaser will adopt the Purchaser Incentive Plan.
9.6            Voting Agreements
At or prior to the Closing, the Purchaser will enter into a voting agreement with each of the Target Shareholders (each, a "Voting Agreement") pursuant to which each of the Target Shareholders will agree that, for a period of two years following the Closing, each of the Target Shareholders will vote, or cause to be voted, their respective Consideration Shares that they hold at the applicable time(s), and any other Purchaser Shares they may acquire beneficial ownership of subsequent to the Closing that they hold at the applicable time(s), to elect the Investor Nominee to serve as a member of the Purchaser Board: (a) at any meeting of the shareholders of the Purchaser, and (b) by written consent resolution in the event that the shareholders of the Purchaser are asked to consider any matters regarding the composition of the Purchaser Board by written consent resolution.
9.7            Investor Relations Program
On or before the Closing, the Purchaser and the Target will agree on a budget of a minimum of $300,000 for investor and promotional relations to be expended within 90 days of the Closing Date as directed by the Investor Representative.
9.8            Notification of Financial Liabilities
The Target and each Target Shareholder will immediately notify the Purchaser in accordance with Section 13.4 hereof, if they receive any advice or notification from the Target's independent certified public accountants that the Target or any Target Predecessor has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting any properties, assets, Liabilities, revenues, or expenses in the books, records, and accounts of the Target or any Target Predecessor.

9.9            Access for Investigation
(a)	Between the Execution Date and the Closing Date, the Target will:
(i)	afford the Purchaser, the Purchaser's solicitors and the Purchaser's representatives, advisors, prospective investors and their representatives (collectively, the "Purchaser's Advisors") full and free access to the personnel, properties, contracts, books and records, and other documents and data of the Target and each Target Predecessor, in each case during normal business hours, upon a reasonable number of occasions, upon reasonable notice and in a manner calculated to minimize disruption of the Target Business;
(ii)	furnish the Purchaser and the Purchaser's Advisors with copies of all such contracts, books and records, and other existing documents and data, as the Purchaser may reasonably request; and
(iii)	furnish the Purchaser and the Purchaser's Advisors with such additional financial, operating, and other data and information, as the Purchaser may reasonably request.
(b)	Between the Execution Date and the Closing Date, the Purchaser will:
(i)	afford the Target, and its respective representatives, legal and advisors and prospective lenders and their representatives (collectively, the "Target's Advisors") full and free access to the Purchaser's personnel, properties, contracts, books and records, and other documents and data, in each case during normal business hours, upon a reasonable number of occasions, upon reasonable notice and in a manner calculated to minimize disruption of the Purchaser's business;
(ii)	furnish the Target and the Target's Advisors with copies of all such contracts, books and records, and other existing documents and data, as the Target may reasonably request; and
(iii)	furnish the Target and the Target's Advisors with such additional financial, operating, and other data and information, as the Target may reasonably request.
9.10            Required Approvals
(a)	As promptly as practicable after the Execution Date, the Target will make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated herein Between the Execution Date and the Closing Date, the Target and the Target Shareholders will cooperate with the Purchaser with respect to all filings that the Purchaser elects to make or is required by Legal Requirements to make in connection with the transactions contemplated herein.
(b)	As promptly as practicable after the Execution Date, the Purchaser will make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated herein. The Purchaser will: (i) provide the Target with copies of all correspondence with any Governmental Body relating to such Legal Requirements, (ii) allow the Target to participate on all discussions or meetings (whether in person or via phone or other technology) with any Governmental Body relating to such Legal Requirements, and (iii) provide the Target with reasonable notice of each of the foregoing, and a reasonable opportunity to participate in the process where appropriate.

9.11            Notification
(a)	Between the Execution Date and the Closing, each of the Parties will promptly notify the others in writing if any such Party becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties set forth herein, or if such Party becomes aware of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Party will promptly notify the others of the occurrence of any breach of any covenant set forth herein or of the occurrence of any event that may make the satisfaction of the conditions set forth herein impossible or unlikely.
(b)	No Party may elect not to complete the transactions contemplated hereby, or exercise any termination right arising therefrom, unless forthwith, and in any event prior to the Closing, the Party intending to rely thereon has delivered a written notice to the other Parties specifying, in reasonable detail, all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right.
(c)	The Target and each of the Target Shareholders agrees that any notice provided by the Purchaser to the Target under any provision of this Agreement will be deemed to also constitute notice to each of the Target Shareholders.
9.12            Best Efforts
Between the Execution Date and the Closing Date, the Parties will use their reasonable best efforts to cause the conditions contained in this Agreement to be satisfied.
9.13            Disclosure of Confidential Information
(a)	Until the Closing and, if this Agreement is terminated without consummation of the transactions contemplated herein, then after such termination, the Purchaser, the Target and each of the Target Shareholders will maintain in confidence, will cause their respective Employees, agents, and advisors to maintain in confidence, and will not use to the detriment of another Party or divulge to any third parties, other than their respective legal and financial advisors, auditors, representatives and any other Governmental Body having jurisdiction, any confidential written, oral, or other information obtained during the course of the investigations in connection with this Agreement or the transactions contemplated herein, unless:

(i)	such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party;
(ii)	the use of such information is necessary or appropriate pursuant to the rules of any stock exchange or in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein; or
(iii)	the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.
9.14            Public Notices
The Parties agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the transactions contemplated herein without the prior written consent of the other Party, except as may be required upon written advice of counsel to comply with Applicable Laws or regulatory requirements after consulting with the other Parties and seeking their reasonable consent to such announcement. Notwithstanding the foregoing, each of the Target Shareholders agrees that any consent of the Target with respect to any public announcements by the Purchaser will be deemed to also be the consent of each of the Target Shareholders in connection with any such public announcement.
9.15            Non-Solicitation
(a)	Except as provided for herein, neither the Target nor any Target Shareholder shall, directly or indirectly, through any Employee, representative (including any financial or other advisor) or agent of the Target (collectively, the "Representatives"): (i) make, solicit, assist, initiate, encourage or otherwise facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person (other than the Purchaser or any of its Affiliates) regarding an Acquisition Proposal, provided, however, that the Target may communicate with any Person making an Acquisition Proposal for the purpose of advising such Person that the Acquisition Proposal could not reasonably be expected to result in a Superior Proposal; (iii) approve, accept, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, any Acquisition Proposal, or (iv) accept or enter into or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, understanding, undertaking or arrangement or other contract in respect of an Acquisition Proposal.
(b)	Each of the Target and each of the Target Shareholders shall, and shall cause its respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by it or any of its Representatives with respect to any Acquisition Proposal, and, in connection therewith, the Target and each Target Shareholder will discontinue access to any of confidential information with respect to the Target and the Target Business, and not establish or allow access to any of the Target's confidential information, or any data room, virtual or otherwise, and shall as soon as possible request, to the extent entitled to do so, and exercise all rights it has to require, the return or destruction of all confidential information regarding the Target previously provided to any such Person or any other Person, and will request, and exercise all rights it has to require, the destruction of all material including or incorporating or otherwise reflecting any material confidential information regarding the Target.

(c)	Notwithstanding Sections 9.15(a) and 9.15(b) and any other provision of this Agreement, if at any time following the Execution Date and prior to the Closing, the Target receives a bona fide written Acquisition Proposal that did not result from a breach of Section 9.15, or an Acquisition Proposal is made to a Target Shareholder, and: (i) the Target Board determines in good faith, after consultation with the Target's financial advisors and outside counsel, that such Acquisition Proposal constitutes or, if consummated in accordance with its terms, could reasonably be expected to be a Superior Proposal and (ii) in the opinion of the Target Board, acting in the good faith judgment of the Target Board, after consultation with outside legal counsel, failure to take such action would be inconsistent with the Target Board's exercise of its fiduciary duties, then the Target may, in response to a request made by the Party making or proposing to make such Acquisition Proposal, and provided it is in compliance with Sections 9.15(b) and 9.15(d): (iii) furnish information with respect to the Target to the Person making such Acquisition Proposal; or (iv) enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal; provided that the Target shall not, and shall not allow its Representatives to, disclose any non-public information to such person: (v) if such non-public information has not been previously provided to, or is not concurrently provided to the Purchaser; and (vi) without entering into a confidentiality and standstill agreement with such Person.
(d)	In the event that the Target or any Target Shareholder receives an Acquisition Proposal or any proposal or inquiry that could lead to an Acquisition Proposal, it shall promptly notify the Purchaser, at first orally and then in writing within 24 hours, of the material terms and conditions thereof, and the identity of the Person(s) making the Acquisition Proposal, and shall provide the Purchaser with a copy of any such proposal, inquiry, offer or request, a copy of any agreement entered into in accordance with Section 9.15(c) hereof and a copy of any other agreements which relate to the Acquisition Proposal to which it has access, or any amendment to any of the foregoing. The Target or Target Shareholder, as applicable, shall thereafter also provide the Purchaser with such other details of such proposal, inquiry, offer or request, or any amendment to any of the foregoing, information regarding the value in financial terms that the Target Board has in consultation with its financial advisor determined should be ascribed to any non-cash consideration offered under the Acquisition Proposal, and such other information as the Purchaser may reasonably request, and shall keep the Purchaser fully informed as to the status, including any changes to the material terms, of such proposal, inquiry, offer or request, or any amendment to any of the foregoing, and shall respond promptly to all inquiries from the Purchaser with respect thereto.

(e)	Each of the Target and each of the Target Shareholders covenants that it will not accept, approve, endorse, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by Section 9.15(c)) unless:
(i)	the Target Board concludes in good faith that the Acquisition Proposal constitutes a Superior Proposal;
(ii)	the Target has complied with the provisions of Section 9.16;
(iii)	the Acquisition Proposal did not result from a breach of this Section 9.15;
(iv)	the Target pays the Termination Fee as and when payable pursuant to Section 9.17 and complies with the procedures set out in Article 11.
(f)	Nothing contained in this Agreement shall prohibit the Target Board from taking any action or from making any disclosure to any of the Target Shareholders prior to the Closing if, in the good faith judgment of the Target Board, after consultation with outside legal counsel, failure to take such action or make such disclosure would be inconsistent with the Target Board's exercise of its fiduciary duties or such action or disclosure is otherwise required under Applicable Law.
9.16            Right to Match
(a)	The Target covenants that it will not accept, approve, endorse, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 9.15(c)) as contemplated in Section 9.15(e) unless:
(i)	the Target has complied with its obligations under Section 9.15 and has provided the Purchaser with a copy of the Superior Proposal and all related documentation described in Section 9.15(d); and
(ii)	a period (the "Response Period") of five (5) Business Days has elapsed from the date that is the later of: (A) the date on which the Purchaser receives written notice from the Target Board that it has determined, subject only to compliance with this Section 9.16, to accept, approve, endorse, recommend or enter into a binding agreement to proceed with such Superior Proposal; and (B) the date the Purchaser receives a copy of the Superior Proposal and all related documents described in Section 9.15(d).

(b)	During the Response Period, the Purchaser will have the right, but not the obligation, to offer to amend this Agreement, including modification of the consideration to be issued or paid to the Target Shareholders. The Target Board shall cooperate with the Purchaser with respect to the Superior Proposal, including by negotiating in good faith with the Purchaser, and shall review any such offer by the Purchaser to amend this Agreement to determine whether the Superior Proposal to which the Purchaser is responding would continue to be a Superior Proposal when assessed against the written proposal of the Purchaser. If the Target Board determines that the Superior Proposal no longer constitutes a Superior Proposal, when assessed against the written proposal of the Purchaser, the Target shall enter into an amendment to this Agreement with the Purchaser incorporating the amendments to this Agreement as set out in the written proposal. If the Target Board determines that the Superior Proposal continues to be a Superior Proposal, it may recommend that the Target Shareholders accept such Superior Proposal; provided that it is in compliance with the conditions set out in Section 9.15(e), including by terminating this Agreement and paying the Termination Fee pursuant to Section 11.1(g) in order to accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.
(c)	Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Target Shareholders shall constitute a new Acquisition Proposal for the purposes of this Section 9.16 and the Purchaser shall be afforded a new Response Period and the rights afforded in Section 9.16(b) in respect of each such Acquisition Proposal.
(d)	The Target shall ensure that its Employees and any Representatives are aware of the provisions of Section 9.15 and this Section 9.16 and the Target shall be responsible for any breach of Section 9.15 or this Section 9.16 by its Employees and Representatives.
9.17            Termination Fee
(a)	If any of the following events occur, then the Target shall, within two (2) Business Days of any termination, pay the Purchaser in full (by payment by wire transfer of immediately available funds) a termination fee of $80,000 (the "Termination Fee"):
(i)	the termination by the Purchaser pursuant to Section 11.1(b) or 11.1(f);
(ii)	the termination by the Target pursuant to Section 11.1(g); or
(iii)	by the Purchaser pursuant to Section 11.1(e) if prior to the earlier of the termination of this Agreement, a bona fide Acquisition Proposal, or the intention to make an Acquisition Proposal, with respect to the Target shall have been made to the Target or publicly announced by any person (other than the Purchaser or any of its Affiliates) and within six months following the date of such termination:

A.	the announced Acquisition Proposal is consummated by the Target; or
B.	the Target enters into a definitive agreement in respect of, or the Target Board approves or recommends, the announced Acquisition Proposal which is subsequently consummated at any time thereafter;
provided that, for the purposes of this Section 9.17(a)(iii), all references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%".
(b)	Nothing in this Section 9.17 shall relieve or have the effect of relieving the Target in any way from liability for damages incurred or suffered by the Purchaser as a result of an intentional or wilful breach of this Agreement.
(c)	Nothing in this Section 9.17 shall preclude the Purchaser from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.
ARTICLE 10
POST-CLOSING COVENANTS
10.1            Purchaser Name Change
As soon as practicable following the Closing Date, the Purchaser will effect a name change with the Secretary of State of the State of Nevada to change its name from "Be At TV, Inc." to "Epic Stores, Inc.", or such other name as may be determined by the Purchaser Board in accordance with Applicable Laws (the "Name Change").
10.2            Purchaser Consolidation
As soon as practicable following the Closing Date, and concurrently with the Name Change, the Purchaser will effect a consolidation of the issued Purchaser Share capital on the basis of one post-consolidation Purchaser Share for each 1.76875 outstanding pre-consolidation Purchaser Shares (the "Purchaser Consolidation"), such that following the Purchaser Consolidation, there will be no more than 16,000,000 Purchaser Shares outstanding, excluding the Consideration Shares and any Purchaser Shares issued in connection with the Purchaser Financing.
10.3            Registration Statement
Within 90 days following the Closing, the Purchaser will file the Registration Statement with the SEC, with respect to the Purchaser Shares and Purchaser Warrants issued in connection with the Purchaser Financing.

10.4            Investor Representative
(a)	The Parties agree that at any time, and from time to time, during the period from the Closing until the expiration of the Purchaser Warrants issued in connection with the Purchaser Financing, the Purchaser Subscribers may appoint a representative (the "Investor Representative") that will be permitted to attend, as an observer, in person or by teleconference, all meetings of the Purchaser Board, the Purchaser's management, the Target Board or the Target's management (collectively referred to in this Section 10.2 as, the "Management").
(b)	The Parties agree that, in the event that the Purchaser Board or the Target Board determine to take any action by written consent resolution, without the formality of holding a meeting, the proposed form of such written consent resolution, and any supporting documentation, will be provided by the Management to the Investor Representative at least one Business Day prior to any such action being taken.
(c)	The Parties agree that the Management will, at the request of the Investor Representative, meet with the Investor Representative, either in person or by teleconference, at such date and time as may be determined by the Investor Representative, provided that at least one Business Day's prior notice of such meeting is provided by the Investor Representative to the Management. The Purchaser and the Target acknowledge that it is the expectation of the Investor Representative that such meetings will be requested on at least a monthly basis.
10.5            Purchaser Post-Closing Financings
(a)	The Purchaser agrees that, following the Closing, the Purchaser will arrange for additional financings in the aggregate amount of $1,500,000, on terms to be determined, to be used for the operation of the Target Business (the "Purchaser Post-Closing Financings"). The Purchaser Post-Closing Financings will be carried out at the following times and in the following amounts:
(i)	$500,000 will be raised within thirty days following the date that the Target: (A) opens its 18th store or (B) achieves at least $10,000,000 in annual revenue (net of returns and discounts) (the "First Milestone");
(ii)	$500,000 will be raised within thirty days following the date that the Target: (A) opens its 21st store or (B) achieves at least $15,000,000 in annual revenue (net of returns and discounts) (the "Second Milestone"); and
(iii)	$500,000 will be raised within thirty days following the date that the Target: (A) opens its 30th store or (B) achieves at least $20,000,000 in annual revenue (net of returns and discounts) (the "Third Milestone", and with each of the First Milestone, the Second Milestone and the Third Milestone being, a "Milestone").

(b)	Notwithstanding that the terms of each Purchaser Post-Closing Financing will be determined at the applicable time of such Purchaser Post-Closing Financing, it is the expectation of the Parties that: (A) the price per Purchaser Unit offered in connection with such Purchaser Post-Closing Financing will be 90% of the volume weighted average price of the Purchaser Shares on such stock exchange or quotation system as the Purchaser Shares are then principally quoted or listed during the ten (10) trading days immediately prior to the date that the Target provides the Purchaser with written confirmation of the attainment of such Milestone (the "VWAP"); and (B) any Purchaser Warrants that may be issued in connection with such Purchaser Post-Closing Financing will be exercisable at an exercise price equal to 115% of the VWAP for three years following the date of issuance.
(c)	The Target acknowledges and agrees that the Purchaser may, and intends to, register any Purchaser Shares or Purchaser Warrants issued in connection with any Purchaser Post-Closing Financings (collectively, the "Post-Closing Registrable Securities") on a registration statement on Form S-1 to be filed with the SEC covering the resale of all of such Post-Closing Registrable Securities effective as of a date that is 90 days following the issuance of any such Post-Closing Registrable Securities, and the Target agrees and consents to such registration.
10.6            Milestone Shares
(a)	The Parties agree that, at Closing, an aggregate of 5,306,250 of the Consideration Shares (collectively, the "Milestone Shares") on a pre-Purchaser Consolidation basis (3,000,000 on a post-Purchaser Consolidation basis) will be deposited into escrow pursuant to the terms of an escrow agreement (the "Escrow Agreement") to be entered into among the Purchaser, certain of the Shareholders and an escrow agent to be appointed by the Purchaser, in its sole discretion, prior to the Closing.
(b)	The Escrow Agreement will provide that, in addition to other terms and conditions as set out in the Escrow Agreement, an aggregate of 1,768,750 Milestone Shares, on a pre-Purchaser Consolidation basis (1,000,000 on a post-Purchaser Consolidation basis), will be released to the applicable Shareholders upon the attainment of each Milestone.
ARTICLE 11
TERMINATION
11.1            Termination
This Agreement may be terminated at any time prior to the Closing by:
(a)	mutual agreement of the Purchaser and the Target;

(b)	the Purchaser, if there has been a material breach by the Target or a Target Shareholder of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Target or a Target Shareholder that is not cured, to the reasonable satisfaction of the Purchaser, within ten (10) Business Days after notice of such breach is given by the Purchaser to the Target (except that no cure period will be provided for a breach by the Target or a Target Shareholder that, by its nature, cannot be cured);
(c)	the Target, if there has been a material breach by the Purchaser of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Purchaser that is not cured, to the reasonable satisfaction of the Target within ten (10) Business Days after notice of such breach is given by the Target to the Purchaser (except that no cure period will be provided for a breach by the Purchaser that by its nature cannot be cured);
(d)	the Purchaser or the Target if any permanent injunction or other order of a Governmental Body of competent authority preventing the consummation of the transaction contemplated by this Agreement has become final and non‑appealable;
(e)	if the transactions contemplated herein have not been consummated prior to the Closing Date, unless otherwise extended by the written agreement of the Parties;
(f)	the Purchaser if the Target Board authorizes the Target to enter into a legally binding agreement relating to a Superior Proposal; or
(g)	the Target if the Target Board authorizes the Target, subject to complying with the terms of this Agreement, to enter into a legally binding agreement with respect to a Superior Proposal; provided that concurrently with such termination, the Target pays the Termination Fee pursuant to Section 9.17(a).
11.2            If either the Purchaser or the Target wishes to terminate this Agreement pursuant to Section 11.1 (other than pursuant to Section 11.1(a)), such Party shall give written notice of such termination to the other Party.  In the event of the termination of this Agreement as provided in Section 11.1, this Agreement will be of no further force or effect, except as otherwise expressly contemplated hereby and provided that the provisions in Sections 9.13, 9.14, 9.17, 11.2, 13.1, 13.5, 13.6 and 13.7 shall survive any termination hereof; and provided further that no termination of this Agreement will relieve any Party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations under this Agreement.

ARTICLE 12
INDEMNITIES
12.1            Agreement of the Purchaser to Indemnify
The Purchaser will indemnify, defend, and hold harmless, to the full extent of the law, the Target from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Target by reason of, resulting from, based upon or arising out of:
(a)	the material breach by the Purchaser of any representation or warranty of the Purchaser contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or
(b)	the material breach or partial breach by the Purchaser of any covenant or agreement of the Purchaser made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.
12.2            Agreement of the Target and the Target Shareholders to                                                                                                                                              Indemnify
The Target and the Target Shareholders will, jointly and severally, indemnify, defend, and hold harmless, to the full extent of the law, the Purchaser from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser by reason of, resulting from, based upon or arising out of:
(a)	the material breach by the Target and/or a Target Shareholder of any representation or warranty of the Target and/or a Target Shareholder contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or
(b)	the material breach or partial breach by the Target and/or a Target Shareholder of any covenant or agreement of the Target and/or a Target Shareholder made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.
12.3            Third Party Claims
(a)	If any third party notifies a Party entitled to indemnification under Section 12.1 or 12.2 (each an "Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to an indemnity claim against a party required to indemnify such Indemnified Party under Section 12.1 or 12.2 (each an "Indemnifying Party"), then the Indemnified Party will promptly give written notice to Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 12, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b)	The Indemnifying Party will be entitled to participate in the defense of any Third-Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 12.3(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party elects to assume the defense of such Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) if the Indemnifying Party is a party to the Third-Party Claim or, in the reasonable opinion of the indemnified Party some other actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party, the Indemnified Party determines in good faith that joint representation would not be inappropriate, (iv) the Third-Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action, (v) settlement of, an adverse judgment with respect to or the Indemnifying Party's conduct of the defense of the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be materially adverse to the Indemnified Party's reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (vi) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; provided, however, that the Indemnifying Party will pay the reasonable fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party's assumption of control of the defense of the Third-Party Claim.
(c)	The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement: (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Party from all Liabilities arising or relating to, or in connection with, the Third-Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Party.
(d)	If the Indemnifying Party does not deliver the notice contemplated by Section 12.3(b)(i), or the evidence contemplated by Section 12.3(b)(ii), within fifteen days after the Indemnified Party has given notice of the Third-Party Claim, or otherwise at any time fails to conduct the defense of the Third-Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim in any manner it may deem appropriate; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third-Party Claim pursuant to this Section 12.3(d), the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys' fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim to the fullest extent provided in this Article 12.

12.4            Exclusive Remedy
After the Closing, this Article 12 will be the sole and exclusive remedy for any inaccuracy of any representation and warranty, or breach of any covenant obligation, made in connection with this Agreement.
ARTICLE 13
GENERAL
13.1            Expenses
All costs and expenses incurred in connection with the preparation of this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such expenses. Notwithstanding the foregoing, the Parties agree that the payment of legal fees and expenses that may become payable to Clark Wilson LLP in connection with the Transaction will be paid to Clark Wilson LLP by wire transfer on the Closing Date from the proceeds of the Purchaser Financing.
13.2            Indemnifications Not Affected by Investigation
The right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants, and obligations contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.
13.3            Assignment
No Parties to this Agreement may assign any of their respective rights under this Agreement without the prior consent of each of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of each of the Parties, as applicable.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns, as applicable.

13.4            Notices
Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by email or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the following address or number:
If to the Purchaser:
Be At TV, Inc.
8 Ridge Street
 North Sydney, Australia 2060
Attention:                          Paul Medley
Telephone:                       +61 1300 34 44 35
Email:                                      paulmedley6@hotmail.com
With a copy to:
Clark Wilson LLP
900 – 885 West Georgia Street
Vancouver, British Columbia
Canada, V6C 3H1

Attention:                          Virgil Z. Hlus
Telephone:                        (604) 687-5700
Email:                                      vzh@cwilson.com
If to the Target or any Target Shareholder:
Epic Stores Corp.
20805 North 19th Avenue
Phoenix, Arizona, USA 85027

Attention:                          Brian Davidson
Telephone:                        (602) 281-4901
Email:                                      brian@riggscompanies.com

With a copy to:
The Doney Law Firm
4955 South Durango Drive, Suite 165
Las Vegas, Nevada, USA 89113

Attention:                          Scott Doney
Telephone:                        (702) 982-5686
Email:                                      scott@doneylawfirm.com
 (or to such other address or number as any Party may specify by notice in writing to another Party).
Any notice delivered or sent by email or other means of electronic communication capable of producing a printed copy on a Business Day will be deemed conclusively to have been effectively given on the day the notice was sent or, if such day is not a Business Day, on the next following Business Day.
Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third Business Day after posting; but if at the time of posting or between the time of posting and the third Business Day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.
13.5            Governing Law; Venue
This Agreement, the legal relations between the Parties and the adjudication and the enforcement thereof, will be governed by and interpreted and construed in accordance with the substantive laws of the State of Nevada without regard to applicable choice of law provisions thereof.  The Parties agree that any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be brought in a suitable court located in the State of Nevada and each Party irrevocably submits to the exclusive jurisdiction of those courts.
13.6            Severability
If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement.  All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

13.7            Entire Agreement
This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement among the Parties with respect to the subject matter hereof, and expressly supersede and terminate all prior offers, arrangements and understandings, both written and oral, expressed or implied, with respect thereto, other than the Letter of Intent.
13.8            Further Assurances
The Parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.
13.9            Enurement
This Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, as applicable.
13.10            Amendment
This Agreement may not be amended except by an instrument in writing signed by each of the Parties.
13.11            Schedules and Disclosure Statements
The schedules attached and the Target Disclosure Statement provided pursuant to this Agreement are incorporated herein.
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13.12            Counterparts
This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument and delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Execution Date.
IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the Execution Date.

EPIC STORES CORP. Per: /s/ Brian Davidson Authorized Signatory

BE AT TV, INC. Per: /s/ Paul Medley Authorized Signatory

AND EACH OF THE TARGET SHAREHOLDERS, WHOSE AGREEMENT WILL BE EVIDENCED BY INITIALING OF SCHEDULE A AND EXECUTION OF A CERTIFICATE IN THE FORM ATTACHED AT SCHEDULE B BY SUCH TARGET SHAREHOLDER.

A-1

SCHEDULE A
TARGET SHAREHOLDERS AND CONSIDERATION SECURITIES

[SCHEDULE INTENTIONALLY REMOVED]

SCHEDULE B
CERTIFICATE OF U.S. SHAREHOLDER
Capitalized terms used but not otherwise defined in this Certificate of U.S. Shareholder (this "Certificate") will have the meanings given to such terms in that certain share exchange agreement (the "Agreement") among Be At TV, Inc. (the "Purchaser"), Epic Stores Corp. (the "Target") and the shareholders of the Target, including the undersigned (the "Shareholder").
In connection with the issuance of the Consideration Shares to the Shareholder, the Shareholder hereby represents, warrants, acknowledges and agrees, as an integral part of the Agreement, that, as at the Execution Date and as at the Closing:
1.	the Shareholder satisfies one or more of the categories of "Accredited Investor", as defined by Regulation D promulgated under the Securities Act, as indicated below (Please initial in the space provide those categories, if any, of an Accredited Investor which the Shareholder satisfies.):
______ Category 1	an organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the Consideration Shares, with total assets in t of US$5,000,000,
______ Category 2	a natural person whose individual net worth, or joint net worth with that person's spouse exceeds US$1,000,000, calculated by (i) not including the person's primary residence as an asset; (ii) not including indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of the securities as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess will be included as a liability); and (iii) including indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of the securities as a liability,
______ Category 3	a natural person who had an individual income in excess of US$200,000 in each of the two most recent years or joint income with that person's spouse in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year,
______ Category 4	a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (United States),

______ Category 5	a director or executive officer of the Target who will continue to be a director or executive officer of the Purchaser after the Closing,
______ Category 6	a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Consideration Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act, or
_____ Category 7	an entity in which all of the equity owners satisfy the requirements of one or more of the foregoing categories.
Note that if the Shareholder is claiming to satisfy one of the above categories of Accredited Investor, the Shareholder may be required to supply the Purchaser with a balance sheet, prior years' federal income tax returns or other appropriate documentation to verify and substantiate the Shareholder's status as an Accredited Investor.
If the Shareholder is an entity which initialled Category 7 in reliance upon the Accredited Investor categories above, state the name, address, total personal income from all sources for the previous calendar year, and the net worth (exclusive of home, home furnishings and personal automobiles) for each equity owner of the said entity:

;
2.	this Certificate forms part of the Agreement (a copy of which has been provided to the Shareholder) and by executing this Certificate, the Shareholder agrees to be bound by all terms, conditions and obligations of or relating to the Shareholder contained in the Agreement, and all of such terms, conditions and obligations, and any representations and warranties of the Shareholder contained in the Agreement, are expressly incorporated by reference herein;
3.	it is the registered and beneficial owner of the number of Target Shares listed next to its name in Schedule A to the Agreement, free and clear of all Liens, and the Shareholder has no interest, legal or beneficial, direct or indirect, in any other securities of, or the assets or Business of, the Target;
4.	no Person has or will have any agreement or option or any right capable at any time of becoming an agreement to purchase or otherwise acquire the Target Shares held by the Shareholder, or to require the Shareholder to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Target Shares held by the Shareholder, other than under the Agreement or the Target Disclosure Statement;
5.	there are no agreements that could restrict the transfer of any of the issued and outstanding Target Shares held by the Shareholder, and no voting agreements, shareholders' agreements, voting trusts, or other arrangements restricting or affecting the voting of any of the Target Shares held by the Shareholder to which the Shareholder is a party or of which the Shareholder is aware;

6.	it has the legal capacity and competence to enter into the Agreement and execute this Certificate and to take all actions required pursuant hereto and, if it is a corporate entity, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been obtained to authorize execution and performance of this Agreement on behalf of the Shareholder, and to transfer the beneficial title and ownership of its respective Target Shares to the Purchaser;
7.	the representations and warranties of the Shareholder hereunder will survive the Closing and the issuance of the Consideration Shares and, notwithstanding the Closing and the issuance of the Consideration Shares, or the waiver of any condition by the Purchaser, the representations, warranties, covenants and agreements of the Shareholder and the Target set forth in the Agreement will (except where otherwise specifically provided in the Agreement) survive the Closing and will continue in full force and effect indefinitely;
8.	none of the Consideration Shares have been or will be registered under the Securities Act, or under any state securities or "blue sky" laws of any state of the United States, and may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state and foreign securities laws;
9.	the Shareholder understands and agrees that offers and sales of any of the Consideration Shares will be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state and foreign securities laws;
10.	the Shareholder understands and agrees not to engage in any hedging transactions involving any of the Consideration Shares unless such transactions are in compliance with the provisions of the Securities Act and in each case only in accordance with applicable state and provincial securities laws;
11.	the Shareholder is acquiring the Consideration Shares for investment only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the Consideration Shares in the United States or to U.S. Persons;
12.	except as set out in the Agreement, the Purchaser has not undertaken, and will have no obligation, to register any of the Consideration Shares under the Securities Act;
13.	the Purchaser is entitled to rely on the acknowledgements, agreements, representations and warranties and the statements and answers of the Shareholder contained in the Agreement and this Certificate, and the Shareholder will hold harmless the Purchaser from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations, notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of the Purchaser, and no information which is now known or should be known or which may hereafter become known by the Purchaser or its officers, directors or professional advisers prior to the Closing, will limit or extinguish the Purchaser's right to indemnification hereunder;

14.	the Shareholder has been advised to consult its own respective legal, tax and other advisors with respect to the merits and risks of an investment in the Consideration Shares and, with respect to applicable resale restrictions, is solely responsible (and the Purchaser is not in any way responsible) for compliance with applicable resale restrictions;
15.	the Shareholder and the Shareholder's advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the Purchaser in connection with the acquisition of the Consideration Shares under the Agreement, and to obtain additional information, to the extent possessed or obtainable by the Purchaser without unreasonable effort or expense;
16.	the books and records of the Purchaser were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the Shareholder during reasonable business hours at its principal place of business and that all documents, records and books in connection with the acquisition of the Consideration Shares under the Agreement have been made available for inspection by the Shareholder, the Shareholder's attorney and/or advisor(s);
17.	the Shareholder: (a) is able to fend for itself in connection with the acquisition of the Consideration Shares, (b) has such knowledge and experience in business matters as to be capable of evaluating the merits and risks of its prospective investment in the Consideration Shares, and (c) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;
18.	the Shareholder is not aware of any advertisement of any of the Consideration Shares and is not acquiring the Consideration Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;
19.	except as set out in the Agreement, no person has made to the Shareholder any written or oral representations:
(a)	that any person will resell or repurchase any of the Consideration Shares,
(b)	that any person will refund the purchase price of any of the Consideration Shares, or
(c)	as to the future price or value of any of the Consideration Shares;

20.	none of the Consideration Shares are listed on any stock exchange or automated dealer quotation system and, except as set out in the Agreement, no representation has been made to the Shareholder that any of the Consideration Shares will become listed on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the Purchaser Shares on the OTCQB marketplace of the OTC Markets Group;
21.	the Shareholder is acquiring the Consideration Shares as principal for its own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Consideration Shares;
22.	neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Consideration Shares;
23.	the Purchaser will refuse to register any transfer of Consideration Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act;
24.	the Consideration Shares issued to the Shareholder will bear the following legend:
"NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.";
25.	the address of the Shareholder as set out on the signature page to this Certificate is the sole address of the Shareholder; and
26.	the Shareholder waives any and all interests, claims and actions in any way connected with, arising from, or related to the Target Shares or the Consideration Shares, including, without limitation: (a) the benefit of any representations, warranties and covenants in favour of the Shareholder contained in any share purchase or subscription agreement(s) for such Target Shares or Consideration Shares, (b) any registration, liquidation, or any other rights by and between or among the Shareholder and any other Person, which may be triggered as a result of the consummation of the Transaction, and (c) any right or interest the Shareholder may have had under, with respect to, or arising from, any interest or other ownership of the Shareholder, whether by security ownership or otherwise, in the Target or any Target Predecessor.
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IN WITNESS WHEREOF, the Shareholder has executed this Certificate as of the Execution Date.

(Signature of Shareholder or Authorized Signatory of Shareholder if not an individual)

(Name of Shareholder – if an Individual)

(Name of Authorized Signatory – if not an Individual)
(Title of Authorized Signatory – if not an Individual)
(SIN, SSN, or other Tax ID Number of the Shareholder)
(Address of Shareholder, including city, state of residence and zip code)

(Telephone Number) (Email Address)

Register the Consideration Shares as set forth below:	Deliver the Consideration Shares as set forth below:
(Name to Appear on Share Certificate)	(Name)
(Address for Registration, including city, state of residence and zip code)	(Address)

(Contact Name) (Telephone Number)